EXHIBIT 99.3

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Disclosure Regarding Forward-Looking Statements

Certain of the discussions and information included herein may constitute “forward-looking statements” within the meaning of the United States federal securities laws. Forward-looking statements are statements that are not historical in nature and may include statements relating to our goals, plans and projections regarding industry and general economic trends, our expected financial position, the expected terms or timeline of the currently contemplated LHM Acquisition (as defined below), the anticipated cost savings, run-rate synergies, revenue enhancement strategies, operational improvements and other benefits from the LHM Acquisition, results of operations or market position and our business strategy. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Forward-looking statements may also relate to our expectations and assumptions with respect to, among other things:

•	the expected financial and operational performance of the LHM Business (as defined below) (as well as any other recent, pending or future acquisitions, including those described herein);

•

our estimated future capital expenditures, including with respect to the operations of the LHM Business following the consummation of the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•

sales fluctuations to and changes in our relationships with key customers, including the customers of the LHM Business following the consummation of the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•	the seasonally adjusted annual rate of new vehicle sales in the United States;

•	general economic conditions and its expected impact on our revenue and expenses;

•	our expected parts and service revenue due to, among other things, improvements in vehicle technology;

•	our ability to limit our exposure to regional economic downturns due to our geographic diversity and brand mix;

•	manufacturers’ continued use of incentive programs to drive demand for their product offerings;

•	our capital allocation strategy, including as it relates to acquisitions and divestitures, stock repurchases, dividends and capital expenditures;

•	our revenue growth strategy;

•	the growth of the brands that comprise our portfolio over the long-term;

•

disruptions in the production and supply of vehicles and parts from our vehicle and parts manufacturers and other suppliers due to any ongoing impact of the global semiconductor shortage, which can disrupt our operations;

•

disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to the global novel coronavirus (“COVID-19”) pandemic, including due to any new strains of the virus and the efficacy and rate of vaccinations; and

•	our estimated future capital expenditures, which can be impacted by increasing prices and labor shortages.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the LHM Acquisition (as well as any other pending or future acquisitions, including those described herein), including the risk that the necessary manufacturer and regulatory approvals, respectively, may not be obtained;

•

the ability to consummate the LHM Acquisition, in whole or in part, on the terms or timeline currently contemplated or at all, successfully integrate the operations of the LHM Business into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;

•

the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•

disruption from the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein), making it more difficult to maintain relationships with applicable customers or suppliers, including those of the LHM Business;

•

the degree to which disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to any ongoing effects of the COVID-19 pandemic may adversely impact our business, results of operations, financial condition and cash flows;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to our acquisitions or divestitures;

•

changes in general economic and business conditions, including changes in employment levels, consumer confidence levels, consumer demand and preferences, the availability and cost of credit, fuel prices, levels of discretionary personal income and interest rates;

•

our ability to generate sufficient cash flows, maintain our liquidity and obtain any necessary additional funds for working capital, capital expenditures, acquisitions, stock repurchases, debt maturity payments and other corporate purposes, if necessary or desirable;

•

significant disruptions in the production and delivery of vehicles and parts for any reason, including the COVID-19 pandemic, supply shortages (including semiconductor chips), natural disasters, severe weather, civil unrest, product recalls, work stoppages or other occurrences that are outside of our control;

•

our ability to execute our automotive retailing and service business strategy while operating under restrictions and best practices imposed or encouraged by governmental and other regulatory authorities;

•	our ability successfully to attract and retain skilled employees;

•	our ability successfully to operate the TCA Insurance Business (as defined below), including our ability to obtain and maintain all necessary regulatory approvals;

•	adverse conditions affecting the vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

•	changes in the mix, and total number, of vehicles we are able to sell;

•	our outstanding indebtedness and our continued ability to comply with applicable covenants in our various financing and lease agreements, or to obtain waivers of these covenants as necessary;

•	high levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•

our relationships with manufacturers of the vehicles we sell and our ability to renew, and enter into new framework and dealer agreements with vehicle manufacturers whose brands we sell, on terms acceptable to us;

•	the availability of manufacturer incentive programs and our ability to earn these incentives;

•	failure of our, or those of our third-party service providers, management information systems;

•	any data security breaches occurring, including with regard to personally identifiable information (“PII”);

•

changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	changes in, or the imposition of, new tariffs or trade restrictions on imported vehicles or parts;

•	adverse results from litigation or other similar proceedings involving us;

•	our ability to consummate planned mergers, acquisitions and dispositions;

•	any disruptions in the financial markets, which may impact our ability to access capital;

•	our relationships with, and the financial stability of, our lenders and lessors;

•	our ability to execute our initiatives and other strategies;

•	our ability to leverage gains from our dealership portfolio; and

•

in addition to the LHM Acquisition, other recent and pending acquisitions described herein, and the recent acquisition of the Park Place dealership, our ability to successfully integrate businesses we may acquire or that any business we acquire may not perform as we expected at the time we acquired it.

Many of these factors are beyond our ability to control or predict, and their ultimate impact could be material. Forward-looking statements also include, but are not limited to, those described in “Risk Factors” herein. Forward-looking statements contained herein are made only as of the date they are made, and we assume no obligation to update any forward-looking statements

Certain Terms Used Herein

When used herein, unless the context requires otherwise, or as specifically described below:

•	The terms “Asbury”, the “Company”, “we”, “us” or “our” mean Asbury Automotive Group, Inc. and its subsidiaries, prior to the LHM Acquisition;

•	The term “2019 Senior Credit Agreement” means the credit agreement with Bank of America, N.A., as administrative agent, and the other co-syndication agents and lenders;

•	The term “2019 Senior Credit Facility” means collectively, the Revolving Credit Facility, the New Vehicle Floor Plan Facility and the Used Vehicle Floor Plan Facility;

•	The term “2029 Notes” means the Senior Notes due 2029;

•	The term “2032 Notes” means the Senior Notes due 2032;

•	The term “Acquisition Agreements” means collectively, the Equity Purchase Agreement, the Insurance Purchase Agreement and the Real Estate Purchase Agreement;

•	The term “Clicklane” means the automotive retail industry’s first, end-to-end, 100% online vehicle retail tool;

•	The term “Combined Company” means Asbury Automotive Group, Inc. and its subsidiaries, after giving effect to the LHM Acquisition;

•	The term “COVID-19” means the global novel coronavirus pandemic;

•	The term “Dealership Entities” means certain members of the Larry H. Miller Dealership family of entities;

•

The term “End Date” means there is a closing with respect to less than all of the assets currently intended to be acquired pursuant to the LHM Acquisition on or prior to July 7, 2022 and either (i) the entire amount of assets currently intended to be acquired pursuant to the LHM Acquisition are not so acquired by July 7, 2022 or (ii) the Company notifies the Trustee that it is no longer pursuing any further closings with respect to additional assets pursuant to the LHM Acquisition, together with the No Closing End Date;

•	The term “Equity Purchase Agreement” means the Purchase Agreement among Company and the Dealership Entities dated September 28, 2021;

•

The term “Existing Notes” means the senior unsecured notes, consisting of $525.0 million aggregate principal amount of Senior Notes due 2028 and $600.0 million aggregate principal amount of the Senior Notes due 2030;

•

The term “Existing Real Estate Credit Agreements” means collectively, the $184.4 million real estate term loan credit agreement, dated May 10, 2021, the 2013 Bank of America Real Estate Credit Agreement, the 2015 Wells Fargo Master Loan Agreement and the 2018 BofA Real Estate Agreement;

•

The term “Existing Real Estate Facilities” means the 2021 Bank of America Real Estate Facility and, together with the 2013 Bank of America Real Estate Facility, the 2051 Wells Fargo Loan Facility, the 2018 Bank of America Real Estate Facility and the 2018 Wells Fargo Master Loan Facility;

•	The term “F&I” means finance and insurance products;

•	The term “First Closing” means the first closing under the Acquisition Agreements, expected upon the receipt of Manufacturer Consents;

•	The term “GAAP” means the body of generally accepted accounting principles in the United States;

•

The term “Insurance Purchase Agreement” means the Purchase Agreement among us and certain equity owners of the Total Care Auto, Powered by Landcar insurance business affiliated with the Dealership Entities, dated September 28, 2021;

•

The term “LHM Acquisition” means the acquisition of all of the equity interests of, and the real property related to the businesses of the Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar pursuant to (i) the Purchase Agreement among us and certain members of the Larry H. Miller Dealership family of entities dated September 28, 2021; (ii) the Real Estate Purchase and Sale Agreement between us and the Miller Family Real Estate, L.L.C., dated September 28, 2021; (iii) the Purchase Agreement among us and certain equity owners of the Total Care Auto, Powered by Landcar insurance business affiliated with the Dealership Entities, dated September 28, 2021; and (iv) the related agreements and transactions;

•	The term “LHM Business” means the real property related to the businesses of the Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar;

•	The term “LHM Dealership Business” means the businesses of the Larry H. Miller Dealerships;

•	The term “LTM Period” means for the twelve months ended September 30, 2021;

•	The term “Manufacturer Consents” means the written consents from the manufacturers set forth in the Equity Purchase Agreement;

•	The term “New Real Estate Credit Agreement” means, in connection with the Transaction, a multi-draw new real estate term loan credit agreement;

•

The term “New Real Estate Facility” means, in connection with the Transactions, a multi-draw new real estate term loan credit agreement which will become effective prior to the LHM Acquisition with the various financial institutions party thereto, as lenders, certain of our subsidiaries that own the real estate financed thereunder, as borrowers, and Bank of America, as the administrative agent, providing for term loans in an aggregate amount of up to $775 million, subject to customary terms and conditions;

•	The term “New Vehicle Floor Plan Facility” means the $1.04 billion new vehicle revolving floor plan facility component of the 2019 Senior Credit Agreement;

•

The term “No Closing End Date” means the earlier to occur of (i) the Company notifying the Trustee that it is no longer pursuing the LHM Acquisition or (ii) a closing with respect to the LHM Acquisition does not occur on or before July 7, 2022;

•	The term “Notes” means collectively, the 2029 Notes and the 2032 Notes;

•	The term “OEM” means original equipment manufacturers;

•

The term “Other Transactions” means the recent acquisitions and dispositions, together with the anticipated disposition of six dealerships as a result of negotiations with the OEMs, in connection with the LHM Acquisition;

•	The term “PII” means personally identifiable information;

•	The term “Real Estate Entities” means the Miller Family Real Estate, L.L.C., together with its subsidiaries;

•	The term “Real Estate Purchase Agreement” means the Real Estate Purchase and Sale Agreement between us and the Miller Family Real Estate, L.L.C., dated September 28, 2021;

•	The term “Revolving Credit Facility” means the $250.0 million revolving credit facility component of the 2019 Senior Credit Agreement;

•

The term “Second Closing” means a second closing under the Acquisition Agreements, which may be required to acquire any remaining dealership entities, the real estate related to these remaining dealerships and any remaining entities related to the TCA Insurance Business;

•	The term “Securities Act” means the Securities Act of 1933;

•	The term “Special Mandatory Redemption Date” means the date on which an event triggering the Special Mandatory Redemption occurs;

•

The term “Special Mandatory Redemption” means if either (i) the Company notifies the Trustee that it is no longer pursuing the LHM Acquisition or (ii) a closing with respect to the LHM Acquisition does not occur on or before July 7, 2022, whether for all or less than all of the assets currently intended to be acquired pursuant to the LHM Acquisition, then we will be required to redeem the Notes of both series in full at 100% of the issue price of such Notes, plus accrued and unpaid interest to, but excluding, the redemption date; in addition, if there is a closing with respect to less than all of the assets currently intended to be acquired pursuant to the LHM Acquisition on or prior to July 7, 2022 and either (i) the entire amount of assets currently intended to be acquired pursuant to the LHM Acquisition are not so acquired by July 7, 2022 or (ii) the Company notifies the Trustee that it is no longer pursuing any further closings with respect to additional assets pursuant to the LHM Acquisition, then we will be required to redeem an aggregate principal amount of Notes (on a pro rata basis between the two series), at 100% of the issue price of such Notes, plus accrued and unpaid interest to, but excluding the redemption date, in a principal amount equal to the decrease of the purchase price payable by us attributable to the assets not acquired pursuant to the LHM Acquisition, as determined by us in good faith, provided that, we may at our option, elect not to redeem an amount up to $250.0 million of Notes otherwise subject to such redemption provision;

•	The term “TCA Entities” means equity owners of Total Care Auto, Powered by Landcar;

•	The term “TCA Insurance Business” means Total Care Auto, Powered by Landcar;

•	The term “TCA Non-Guarantor Subsidiaries” means Landcar Administration Company, Landcar Agency, Inc. and Landcar Casualty Company;

•

The term “Transactions” means the acquisition of all of the equity interests of, and the real property related to, the businesses of the Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar;

•	The term “Trustee” means U.S. Bank National Association;

•	The term “Used Vehicle Floor Plan Facility” means the $160.0 million used vehicle revolving floor plan facility component of the 2019 Senior Credit Agreement;

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ASBURY AND

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE

COMBINED COMPANY

The following tables present the (i) summary historical consolidated financial information of Asbury and (ii) unaudited pro forma condensed combined financial information of the Combined Company for the periods indicated. The summary historical consolidated financial information as of and for the years ended December 31, 2018, 2019 and 2020 and as of and for the nine months ended September 30, 2021 and 2020 have been prepared in accordance with GAAP. The balance sheet data and income statement data as of and for the years ended December 31, 2018, 2019 and 2020 is derived from our audited historical consolidated financial statements incorporated by reference herein, except that the summary historical balance sheet data as of December 31, 2018 is derived from our audited consolidated financial statements not included elsewhere in this offering memorandum or incorporated by reference herein. The balance sheet data and income statement data as of and for the nine months ended September 30, 2020 and 2021 have been derived from our unaudited interim consolidated financial statements incorporated by reference herein, except that the summary historical balance sheet data as of September 30, 2020 is derived from our unaudited interim consolidated financial statement not incorporated by reference. The summary income statement data for the LTM Period has been derived by taking our historical audited consolidated income statement data for the year ended December 31, 2020, less our historical unaudited consolidated income statement data for the nine months ended September 30, 2020, plus our historical unaudited consolidated income statement data for the nine months ended September 30, 2021.

The summary unaudited pro forma condensed combined financial information of the Combined Company for the LTM Period and as of September 30, 2021 has been derived from the unaudited pro forma condensed combined financial statements incorporated by reference herein. The summary unaudited pro forma condensed combined income statement data for the LTM Period has been calculated by taking the unaudited pro forma condensed combined income statement information for the year ended December 31, 2020, less the unaudited pro forma condensed combined income statement information for the nine months ended September 30, 2020, plus the unaudited pro forma condensed combined income statement for the nine months ended September 30, 2021. The summary unaudited pro forma condensed combined statement of income information for the LTM Period has been adjusted to give effect to the Transactions as if each of these events occurred on October 1, 2020. The summary unaudited pro forma condensed combined balance sheet data have been adjusted to give effect to the Transactions as if they occurred on September 30, 2021. For a further description of the pro forma adjustments, see “Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company.”

The summary unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to present what our results of operations and financial condition would have been had the Transactions actually occurred during such time period, and should not be considered representative of our future results of operations or financial position. See “Risk Factors—Risks Related to the LHM Acquisition—The pro forma financial information in this offering memorandum may not be reflective of our operating results and financial condition following the Transactions, particularly if less than all of the assets of the LHM Business are acquired.” The summary unaudited pro forma condensed combined financial information also does not reflect (1) future cost savings or run-rate synergies, restructuring or integration charges or operational improvements that are expected to result from the LHM Acquisition, except as indicated below, (2) the impact of non-recurring items directly related to the Transactions, (3) four recent dealership acquisitions as described under the caption “—Other Recent Acquisitions and Dispositions” or (4) the anticipated disposition of six dealerships by the end of first quarter of 2022 and assumes the acquisition of the entire LHM Business. See “Risk Factors—Risks Related to the LHM Acquisition—We may not acquire all assets of the LHM Business.”

This information is only a summary and should be read in conjunction with “Statement Regarding Forward-Looking Statements,” “Special Note Regarding Non-GAAP Financial Measures,” “Summary—The Transactions,” “Risk Factors,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company,” our audited and unaudited consolidated financial statements and the accompanying notes incorporated by reference herein and the audited and unaudited consolidated financial statements of the LHM Business and the accompanying notes incorporated by reference herein.

	Asbury Year Ended December 31,			Asbury Nine Months Ended September 30,		Asbury Last Twelve Months Ended September 30, 2021	Combined Pro Forma Last Twelve Months Ended September 30, 2021
	2018	2019	2020	2020	2021

	(dollars in millions, except per share data)
Income Statement Data:
Revenue:
New vehicle	$3,788.7	$3,863.3	$3,767.4	$2,541.8	$3,649.6	$4,875.2	$7,864.1
Used vehicle	1,972.4	2,131.6	2,169.5	1,510.2	2,386.1	3,045.4	4,823.6
Parts and service	821.0	899.4	889.8	628.0	851.5	1,113.3	1,759.4
Finance and insurance, net	292.3	316.0	305.1	217.8	295.7	383.0	660.0
Other	—	—	—	—	—	—	1.9

Total revenue	6,874.4	7,210.3	7,131.8	4,897.8	7,182.9	9,416.9	15,109.0

Total cost of sales	5,771.4	6,041.4	5,908.4	4,046.7	5,823.0	7,684.7	12,304.0

Gross profit	1,103.0	1,168.9	1,223.4	851.1	1,359.9	1,732.2	2,805.0
Selling, general and administrative expenses	755.8	799.8	781.9	553.4	778.2	1,006.7	1,666.6
Depreciation and amortization	33.7	36.2	38.5	29.0	30.6	40.1	66.8
Franchise rights impairment	3.7	7.1	23.0	23.0	—	—	—
Other operating (income) expense, net	(1.1)	0.8	9.2	9.4	(4.6)	(4.8)	(4.6)

Income from operations	310.9	325.0	370.8	236.3	555.7	690.2	1,076.2

Other expenses (Income)
Floor plan interest expense	32.5	37.9	17.7	14.1	6.5	10.1	14.4
Other interest expense, net.	53.1	54.9	56.7	41.7	43.2	58.2	173.9
Swap interest expense	0.5	—	—	—	—	—	—
Loss on extinguishment of long-term debt, net	—	—	20.6	20.6	—	—	—
Gain on divestitures	—	(11.7)	(62.3)	(58.4)	(8.0)	(11.9)	(11.9)

Total other expenses, net	86.1	81.1	32.7	18.0	41.7	56.4	176.4

Income before income taxes	224.8	243.9	338.1	218.3	514.0	633.8	899.8

Income tax expense	56.8	59.5	83.7	53.0	122.1	152.8	216.6

Net income	$168.0	$184.4	$254.4	$165.3	$391.9	$481.0	$683.2

Balance Sheet Data (at period end):
Working capital	$249.7	$355.6	$182.3	$85.3	$491.3	$491.3	$467.5
Inventories	1,067.6	1,052.7	875.2	835.6	413.8	413.8	770.9
Total assets	2,695.4	2,911.3	3,676.3	3,530.6	3,571.4	3,571.4	7,176.9
Floor plan notes payable(1)	966.1	850.8	702.2	701.4	138.2	138.2	432.1
Total long-term debt	905.3	967.5	1,210.7	1,240.4	1,371.0	1,371.0	3,682.9
Total shareholders’ equity	473.2	646.3	905.5	811.9	1,301.3	1,301.3	1,853.2

	Asbury Year Ended December 31,			Asbury Nine Months Ended September 30,		Asbury Last Twelve Months Ended September 30, 2021	Combined Pro Forma Last Twelve Months Ended September 30, 2021
	2018	2019	2020	2020	2021

	(dollars in millions, except per share data)
Other Selected Data and Credit Statistics:
New vehicle unit sales(2)	105,275	105,243	95,165	66,592	83,747	112,320	179,988
Used vehicle retail unit sales(2)	82,377	88,602	80,537	59,151	78,136	99,522	150,659
Number of dealerships at period end(2)	83	88	91	90	91	91	145
Number of franchises at period end(2)	97	107	112	113	112	112	191
Same store revenue:(3)
Luxury	$1,176.6	$1,262.9	$1,121.0	$765.4	$1,011.0	$1,366.6	$1,523.0
Import	1,548.0	1,517.2	1,389.9	995.5	1,322.2	1,716.6	2,907.1
Domestic	592.9	557.2	531.8	385.1	404.7	551.4	2,153.9

Total new vehicle revenue	3,317.5	3,337.3	3,042.7	2,146.0	2,737.9	3,634.6	6,584.0
Net cash provided by operating activities	10.1	349.8	652.5	625.2	958.6	985.9	1,673.2
Capital expenditures	57.9	66.8	48.8	29.8	57.2	76.2	151.6
Adjusted EBITDA(4)	325.6	345.0	438.5	294.7	592.2	736.0	1,144.4
Adjusted EBITDA Margin(4)(5)	4.7%	4.8%	6.1%	6.0%	8.2%	7.8%	7.6%
Pro Forma Adjusted EBITDA(4)							1,285.1
Pro Forma Adjusted EBITDA Margin(4)(5)							8.5%
Pro Forma Fixed Charge Coverage(4)(6)							2.6x
Ratio of Secured Debt to Pro Forma Adjusted EBITDA(4)(7)							0.8x
Ratio of Total Debt to Pro Forma Adjusted EBITDA(4)(8)							2.6x
Ratio of Lease Adjusted Leverage to Pro Forma Adjusted EBITDAR(4)(9)							2.7x

(1)	Represents the sum of floor plan notes payable—trade, net and floor plan notes payable—non-trade, net in the historical financial statements of Asbury.

(2)	New vehicle unit sales, used vehicle retail unit sales, number of dealerships at period end and number of franchises at period end are presented on an actual, combined basis.

(3)

Organic growth of revenue and gross profit are assessed on a same store basis. As such, same store amounts consist of information from dealerships for identical months in each comparative period, commencing with the first full month we owned the dealership. Additionally, amounts related to divested dealerships are excluded from each comparative period.

(4)

We define EBITDA for the Company as net income plus income tax expense, depreciation and amortization, swap and non-floor plan interest expense. We define Adjusted EBITDA for the Company and the LHM Business as EBITDA as adjusted for any (gain) loss on non-recurring or non-core items from time to time such as franchise rights impairment, real estate related charges, legal settlements, fixed assets write-offs, dealership and real estate divestitures, professional fees associated with acquisitions, stock-based compensation expenses, Park Place related costs and loss of extinguishment of debt, among others. We define Pro Forma Adjusted EBITDA for the Combined Company as our Adjusted EBITDA combined with the LHM Business’s Adjusted EBITDA, presented on a pro forma basis to give effect to the Transactions, as further adjusted to reflect certain run-rate synergies and operational improvements resulting from the LHM Acquisition, the forecasted full-year EBITDA of eleven dealership acquisitions that were closed, are expected to close or are under contract to close, and the removal of EBITDA for two recently closed dealership dispositions and six anticipated dealership dispositions. We define Pro Forma Adjusted EBITDAR as Pro Forma Adjusted EBITDA plus rent expense. These measures may be defined differently than the terms set forth in our existing debt instruments, including our 2019 Senior Credit Facility, the indentures governing our Existing Senior Notes and our Existing Real Estate Facilities and includes the TCA Non-Guarantor Subsidiaries, which will not be guarantors of the Notes offered hereby.

We believe the use of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR are also useful tools in evaluating our core operating results given the significant variation that can result in any period from non-recurring or non-core items.

EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR are not measurements of our financial performance recognized under GAAP. EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR are used in addition to and in conjunction with results presented in accordance with GAAP, and should be considered as a supplement to, and not as a substitute for, net income or any other performance measure calculated or derived in accordance with GAAP. Furthermore, this measure is not necessarily comparable to similarly titled measures employed by other companies. EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR has limitations as an analytical tool as it should not be considered in isolation or as a substitute for analysis of our results of operations as reported under GAAP.

The following provides a numerical reconciliation of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR to net income, which is the most directly comparable financial measure prepared in accordance with GAAP:

	Asbury Year Ended December 31,			Asbury Nine Months Ended September 30,		Asbury Last Twelve Months Ended September 30, 2021	Combined Pro Forma Last Twelve Months Ended September 30, 2021
	2018	2019	2020	2020	2021

	(in millions, except per share data)
Net income	$168.0	$184.4	$254.4	$165.3	$391.9	$481.0	$683.2
Income tax expense	56.8	59.5	83.7	53.0	122.1	152.8	216.6

Income from continuing operations before income tax	$224.8	$243.9	$338.1	$218.3	$514.0	$633.8	$899.8
Depreciation and amortization	33.7	36.2	38.5	29.0	30.6	40.1	66.8
Swap interest expense	0.5	—	—	—	—	—	—
Non-floor plan interest expense, net	53.1	54.9	56.7	41.7	43.2	58.2	173.9

EBITDA	312.1	335.0	433.3	289.0	587.8	732.1	1,140.5
Franchise rights impairment	3.7	7.1	23.0	23.0	—	—	—
Real estate related charges	—	0.6	0.7	0.7	2.1	2.1	2.1
Gain on sale of real estate	—	(0.3)	(0.3)	(0.3)	(1.9)	(1.9)	(1.9)
Legal settlements	(0.7)	(0.6)	(2.1)	(2.1)	(3.5)	(3.5)	(3.5)
Professional fees associated with acquisitions	—	—	—	—	3.5	3.5	3.5
Fixed assets write-off	—	2.4	—	—	—	—	—
Gain on divestitures	—	(11.7)	(62.3)	(58.4)	(8.0)	(11.9)	(11.9)
Stock-based compensation expense	10.5	12.5	12.6	9.2	12.2	15.6	15.6
Park Place related costs	—	—	12.9	12.9	—	—	—
Loss on extinguishment of debt	—	—	20.7	20.7	—	—	—

Adjusted EBITDA	325.6	345.0	438.5	294.7	592.2	736.0	1,144.4
Anticipated Cost Savings(a)							65.0
Closed Acquisitions(b)							5.1
Closed Dispositions(c)							(2.2)
Anticipated Acquisitions(d)							35.8
Anticipated Dispositions(e)							(38.0)
Anticipated Medium Term Synergies(f)							75.0

Pro Forma Adjusted EBITDA							1,285.1
Rent expense(g)							48.5

Pro Forma Adjusted EBITDAR(h)							$1,333.6

(a)

Reflects anticipated annualized run rate cost savings expected at the closing of the LHM Acquisition, consisting of approximately $60.0 million in reduced corporate costs due to the elimination of family management fees and approximately $5.0 million in reduced costs associated with certain information technology and advertising contracts.

(b)

Reflects the annualized EBITDA contribution for the LTM Period of an estimated $5.1 million in the aggregate for three dealership acquisitions that have closed, but are not fully reflected in the as reported LTM Period.

(c)

Reflects the elimination of the annualized EBITDA contribution for the LTM Period of $2.2 million from the two dealership dispositions that have closed but are not fully reflected in the as reported LTM Period.

(d)

Reflects the annualized EBITDA contribution for the LTM Period of an estimated $35.8 million in the aggregate for eight dealership acquisitions that are under contract to close, but are not fully reflected in the as reported LTM Period.

(e)

Reflects the elimination of annualized EBITDA contribution for the LTM Period of approximately $38.0 million for the anticipated disposition of six dealerships as a result of negotiations with OEMs in connection with the LHM Acquisition.

(f)

Reflects anticipated annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition of approximately $75.0 million, inclusive of approximately $10.0 million of costs we expect to incur to realize such operating synergies. These operating synergies are expected to result primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio.

(g)

For the LTM Period, reflects third party rental expense of approximately $40.1 million for the Company and $5.5 million for the LHM Business and $2.0 million for the net impact of anticipated dealership acquisitions and divestitures.

(h)	Includes adjustment of $15.4 million related to non-cash equity compensation expense.

(5)	Adjusted EBITDA Margin means Adjusted EBITDA divided by total revenue. Pro Forma Adjusted EBITDA Margin means Pro Forma Adjusted EBITDA divided by pro forma total revenue.

(6)

The Pro Forma Fixed Charge Coverage ratio is calculated by dividing Pro Forma EBITDAR less allowable capital expenditures, by the total of the following (a) other interest expense, net, (b) scheduled amortization resulting from increased principal payments from borrowings on the real estate facility, (c) combined pro forma rent expense, and (d) combined pro forma income tax expense. The Pro Forma Fixed Charge Coverage ratio does not include the impact of floor plan interest expense. For the pro forma LTM Period, fixed charges represented $495.1 million.

(7)

Secured debt as of September 30, 2021, after giving pro forma effect to the Transactions and the Other Transactions, is $1.2 billion (excluding net floor plan notes payable of $625.4 million under the floor plan facility).

(8)

Total debt as of September 30, 2021, after giving pro forma effect to the Transactions and the Other Transactions, reflects long-term debt, including current portion, of $3.6 billion (excluding net floor plan notes payable of $625.4 million under the floor plan facility).

(9)

The ratio of Lease Adjusted Leverage to Pro Forma Adjusted EBITDAR is calculated by dividing Pro Forma Lease Adjusted Debt by Pro Forma EBITDAR. Pro Forma Lease Adjusted Debt is equal to total indebtedness less floor plan notes payable, and plus an amount equal to six times the pro forma rent expense.

Other Recent Acquisitions and Dispositions

We have recently acquired and sold dealerships and entered into an agreement that are expected to modify the composition of our portfolio of dealerships, including the following:

•

On November 16, 2020, we sold substantially all of the assets, and real property, of Nalley Ford located in Atlanta, Georgia. The dealership had total revenue for the twelve month period ended October 31, 2020 of approximately $48.2 million.

•

On August 9, 2021, we acquired substantially all of the assets, and real property, of Greeley Subaru (“Greeley”), located in the Denver, Colorado market. The closing of this transaction was subject to customary approvals, including approval of Subaru. This dealership had total revenue for the LTM Period of approximately $34.4 million.

•

On September 13, 2021, we sold substantially all of the assets, and real property, of BMW of Charlottesville located in Charlottesville, Virginia. The dealership had total revenue for the twelve month period ended August 31, 2021 of approximately $40.5 million.

•

On October 18, 2021, we acquired substantially all of the assets, and real property, of Kahlo Chrysler Jeep Dodge Ram (“KC”), located in the Indianapolis, Indiana market. This dealership had total revenue for the LTM Period of approximately $71.9 million.

•

On October 26, 2021, we acquired substantially all of the assets, and real property, of Arapahoe Hyundai (“AH”), located in the Denver, Colorado market. This dealership had total revenue for the LTM Period of approximately $95.9 million.

•

On September 3, 2021, we entered into an agreement to acquire substantially all of the assets, and real property, of Stevinson Automotive Group (“Stevinson”). This dealership group had total revenue for the LTM Period of approximately $714.9 million. The Stevinson transaction will increase our presence in the Denver metropolitan area, and we expect to own two of the three Lexus dealerships in this area, as well as two of the seven Toyota dealerships and one of the two Porsche dealerships, subject to receipt of required OEM approvals. We expect to close the Stevinson transaction by December 31, 2021.

In this offering memorandum, we refer to these recent acquisitions and dispositions, together with the anticipated disposition of six dealerships as a result of negotiations with the OEMs in connection with the LHM Acquisition as the “Other Transactions.”

USE OF PROCEEDS

The gross proceeds from this offering of the 2029 Notes and the 2032 Notes, excluding the initial purchasers’ discounts and the payment of our estimated expenses related to this offering, will be approximately $1.5 billion in the aggregate, comprised of $                million in aggregate principal amount of the 2029 Notes, and $                million in aggregate principal amount of the 2032 Notes. If the LHM Acquisition is consummated, we intend to use the gross proceeds from this offering of the 2029 Notes and the 2032 Notes, together with the proceeds from our Common Stock Offering, additional borrowings, and cash on hand to fund, if consummated, the LHM Acquisition and pay fees and expenses related to the foregoing, and to use the balance of the proceeds, if any, for general corporate purposes, including other dealership acquisitions or capital investments. See “Capitalization.” If (i) we notify the trustee that we are no longer pursuing the LHM Acquisition or (ii) a closing substantially as contemplated under the Acquisition Agreements with respect to the LHM Acquisition does not occur on or before the No Closing End Date, then we will be required to redeem the notes of both series in full at 100% of the issue price of such notes, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if there is a closing with respect to the LHM Acquisition of less than all of the assets intended to be acquired pursuant to the Acquisition Agreements on or prior to July 7, 2022 and either (i) the entire amount of assets intended to be acquired pursuant to the Acquisition Agreements are not so acquired by July 7, 2022 or (ii) we notify the trustee that we are no longer pursuing any further closing pursuant to the Acquisition Agreements prior to the End Date, then we will be required to redeem an aggregate principal amount of notes (on a pro rata basis between the two series), at 100% of the issue price of such notes, plus accrued and unpaid interest to, but excluding the redemption date, in a principal amount equal to the net proceeds of the Notes not used to consummate the LHM Acquisition (as reasonably determined by us in good faith); provided that, we may, at our option, elect not to redeem up to $250.0 million aggregate principal amount of notes otherwise subject to such redemption provision, as described under “Description of Notes—Special Mandatory Redemption.”

The following table sets forth the estimated sources and uses of funds in connection with the Transactions. The actual sources and uses of funds may vary from the estimated sources and uses of funds in the table and accompanying footnotes set forth below.

Sources and Uses of Funds (dollars in millions)

Sources	Amount
Notes issued hereby:
2029 Notes	$
2032 Notes

Total		1,500.0
Revolving Credit Facility		235.0
Vehicle Floor Plan Facilities:
New Vehicle Floor Plan Facility(1)		175.1
Used Vehicle Floor Plan Facility		140.0
Common Stock Offering, net(2)		600.0
New Real Estate Facility		600.0
Cash from balance sheet		117.4

Total Sources		$3,367.5

Uses	Amount
Purchase price:
Goodwill	$1,800.0
TCA Enterprise Value(3)	417.5
Real property	740.0
Other assets, net	13.0
Vehicle Inventory:
New Vehicle Inventory	175.1
Used Vehicle Inventory	148.5

Total LHM Acquisition Consideration:(4)	3,294.1
Estimated Fees & Expenses(5)	73.4

Total Uses	$3,367.5

(1)

Reflects estimated borrowings under the New Vehicle Floor Plan Facility expected to be used to fund a portion of the purchase for the LHM Business, which New Vehicle Floor Plan Facility will provide for aggregate borrowings upon the closing of the LHM Acquisition of up to $1.75 billion.

(2)	Includes $600.0 million of anticipated net proceeds of the Common Stock Offering after deducting the underwriting discount but before deducting estimated offering expenses.
(3)	The enterprise value of the TCA Insurance Business is net of $57.4 million of cash as of September 30, 2021.

(4)

Estimated total LHM Acquisition consideration reflects vehicle inventory of $323.6 million at the LHM Dealership Business as of September 30, 2021 that is expected to be acquired in connection with the consummation of the LHM Acquisition. New and used vehicle inventories at the LHM Dealership Business vary significantly from time to time, and the actual value of vehicle inventories acquired will depend on the actual new and used vehicle inventories at the LHM Dealership Business.

(5)

Consists of our estimate of fees and expenses associated with the Transactions, including commitment fees, commissions and offering expenses related to the Common Stock Offering, initial purchaser discounts and commissions in connection with the issuance of the 2029 Notes and the 2032 Notes and other financing fees and other transaction costs including advisory and professional fees.

RISK FACTORS

An investment in any of the two series of Notes is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in this offering memorandum prior to making an investment in either series of Notes. The risks described below could materially adversely affect our business, financial condition, cash flows or results of operations, in which case you could lose all or part of your original investment.

Risks Related to the Business

Operating Risks

Disruptions in the production and delivery of new vehicles and parts from manufacturers due to the lack of availability of parts and key components from suppliers, such as semiconductor chips and other component parts and supplies, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Historically, we have generated a significant portion of our revenue through new vehicle sales, and new vehicle sales also tend to lead to sales of higher-margin products and services, such as F&I products and vehicle-related parts and service. We rely exclusively on the various vehicle manufacturers for our new vehicle inventory and maintenance and replacement parts inventory. As a result, our profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations and timely delivery of new vehicles and parts.

Due to a variety of factors, including the impacts of the COVID-19 pandemic and significant shortages of semiconductors and rubber-based products, certain automotive manufacturers and other suppliers have suspended or slowed production of new vehicles, parts and other supplies. These delays have negatively impacted our new vehicle and parts inventory levels, with parts shortages in turn adversely impacting our service and collision repair business. We cannot predict with any certainty how long the automotive retail industry will continue to be subject to these shortages or when normalized production will resume at these manufacturers. Any prolonged shortages could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

The novel coronavirus disease (COVID-19) global pandemic had, and may continue to have, a material adverse impact on our business, financial condition and results of operations.

The COVID-19 global pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. We expect the COVID-19 global pandemic may continue to have an adverse impact on our business, our results of operations, financial condition and liquidity. The extent of the impact of the COVID-19 global pandemic on our business, such as our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on uncertain and unpredictable future developments, including the duration and scope of the pandemic.

Any significant reduction in consumer visits to, or spending at, our dealerships caused by COVID-19, would result in a loss of sales and profits and other material adverse effects. Voluntary or mandatory self-quarantine or “shelter-in-place” measures may reduce customer visits to our dealerships. We also expect consumer fears about contracting the virus to continue, which may further reduce traffic to our dealerships. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 global pandemic. For example, COVID-19 has resulted in employee furloughs and increased unemployment across the United States, thereby reducing consumer demand for our products and services, as well as the number of consumers who would qualify for an extension of credit for a vehicle purchase or a lease, either on favorable terms or at all. All of these factors may negatively impact sales and profitability.

Our profitability is, to a great extent, dependent on various aspects of vehicle manufacturers’ operations. As a result of COVID-19, certain vehicle manufacturers and other suppliers have ceased or slowed production of new vehicles, parts and other supplies. We cannot predict with any certainty how long these production slowdowns in the automotive retail industry will persist and when normalized production will resume at these manufacturers. This disruption in our supply network has negatively impacted, and will continue to impact, our ability to maintain a desirable mix of popular new vehicles and parts that consumers demand at the time and in the volumes desired, all of which would adversely impact our revenues. While the supply disruption has reduced our new vehicle inventory supply, it has positively impacted our gross profit per vehicle retailed. As new vehicle inventories return to historic levels we would expect our new vehicle gross profit to return to pre-COVID levels.

Our principal intangible assets are goodwill and our rights under our franchise agreements with vehicle manufacturers. Goodwill and franchise rights are subject to impairment assessments at least annually or more frequently when events or changes in circumstances indicate that an impairment may have occurred. The effects of the COVID-19 global pandemic on the operating results of our business have resulted in a $23.0 million non-cash impairment charge related to our intangible manufacturer franchise rights assets in the first quarter of 2020. We cannot accurately predict the amount and timing of any additional impairment charge at this time; however, any such impairment charge could have an adverse effect on our results of operations and stockholders’ equity.

In addition, the impact of the COVID-19 global pandemic on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity prices and interest rates. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of an economic recession or depression that has occurred or may occur in the future. The continued disruption of global financial markets as a result of the COVID-19 global pandemic could have a negative impact on our ability to access capital in the future.

As information regarding the duration and severity of the COVID-19 global pandemic continues to evolve, the extent of its impact on our business is highly uncertain and difficult to predict. At this time, we cannot reasonably estimate the duration and severity of the COVID-19 global pandemic, or the overall impact it may have on our business. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of increased unemployment and any economic recession or depression that has occurred or may occur in the future. Any of these events could amplify the other risks and uncertainties described below and could materially adversely affect our business, financial condition, results of operations and/or stock price.

Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

We are subject to substantial risk of property loss due to the significant concentration of property at dealership locations, including vehicles and parts. We have historically experienced business interruptions from time to time at several of our dealerships, due to actual or threatened adverse weather conditions or natural disasters, such as hurricanes, earthquakes, tornadoes, floods, hail storms or other extraordinary events. Concentration of property at dealership locations also makes the automotive retail business particularly vulnerable to theft, fraud and misappropriation of assets. Illegal or unethical conduct by employees, customers, vendors, and unaffiliated third parties can result in loss of assets, disrupt operations, impact brand reputation, jeopardize manufacturer and other relationships, result in the imposition of fines or penalties, and subject us to governmental investigations or lawsuits. While we maintain insurance to protect against a number of losses, this insurance coverage often contains significant deductibles. In addition, we “self-insure” a portion of our potential liabilities, meaning we do not carry insurance from a third-party for such liabilities, and are wholly responsible for any related losses including for certain potential liabilities that some states prohibit the maintenance of insurance to protect against. In certain instances, our insurance may not fully cover a loss depending on the applicable deductible or the magnitude and nature of the claim. Additionally, changes in the cost or availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase our self-insured risks. To the extent we incur significant additional costs for insurance, suffer losses that are not covered by in-force insurance or suffer losses for which we are self-insured, our financial condition, results of operations and cash flows could be materially adversely impacted.

If we are unable to acquire and successfully integrate additional dealerships into our business, our revenue and earnings growth may be adversely affected.

We believe that the automotive retailing industry is a mature industry whose sales are significantly impacted by the prevailing economic climate, both nationally and in local markets. Accordingly, we believe that our future growth depends in part on our ability to manage expansion, control costs in our operations and acquire and effectively integrate acquired dealerships into our organization. When seeking to acquire other dealerships, we often compete with several other national, regional and local dealership groups, and other strategic and financial buyers, some of which may have greater financial resources than us. Competition for attractive acquisition targets may result in fewer acquisition opportunities for us and we may have to forgo acquisition opportunities to the extent we cannot negotiate such acquisitions on acceptable terms.

We also face additional risks commonly encountered with growth through acquisitions, including through the LHM Acquisition. These risks include, but are not limited to: (i) failing to obtain manufacturers’ consents to acquisitions of additional franchises; (ii) incurring significant transaction-related costs for both completed and failed acquisitions; (iii) incurring significantly higher capital expenditures and operating expenses; (iv) failing to integrate the operations and personnel of the acquired dealerships and impairing relationships with employees; (v) incorrectly valuing entities to be acquired or incurring undisclosed liabilities at acquired dealerships; (vi) disrupting our ongoing business and diverting our management resources to newly acquired dealerships; (vii) failing to achieve expected performance levels; and (viii) impairing relationships with manufacturers and customers as a result of changes in management.

We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems, and management structure. Moreover, our failure to retain qualified management personnel at any acquired dealership may increase the risks associated with integrating the acquired dealership. If we cannot adequately anticipate and respond to these demands, we may fail to realize acquisition synergies and our resources will be focused on incorporating new operations into our structure rather than on areas that may be more profitable.

We are a holding company and, as a result, are dependent on our operating subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness and fund our ongoing operations.

Our ability to make payments on our indebtedness and fund our ongoing operations depends on our operating subsidiaries’ ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness. In addition, many of our subsidiaries are required to comply with the provisions of franchise agreements, dealer agreements, other agreements with manufacturers, mortgages, and credit facilities. Many of these agreements contain minimum working capital or net worth requirements, and are subject to change. Although the requirements contained in these agreements did not restrict our subsidiaries from distributing cash to us as of September 30, 2021, unexpected changes to our franchise agreements, dealer agreements or other agreements with manufacturers could require us to alter the manner in which we distribute or use cash. If our operating subsidiaries are unable to generate and distribute sufficient cash to us to service our indebtedness and fund our ongoing operations, our financial condition may be materially adversely affected.

Our inability to execute a substantial portion of our strategic plan could have an adverse effect on our business, results of operations, financial condition and cash flows.

Our inability to execute a substantial portion of our business strategy, including our five-year strategic plan, could adversely affect our business, results of operations, financial condition and cash flows. We seek to execute on our strategic plan using a variety of growth efforts including driving same-store revenue growth, acquiring additional revenue through strategic acquisitions and adding incremental revenue through our Clicklane platform. Many of the factors that impact our ability to execute our strategic plan, such as the advancement of certain technologies, general economic conditions and legal and regulatory obstacles are beyond our control. We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems, and management structure. Furthermore, we may decide to alter or discontinue aspects of our strategic plan and may adopt alternative or additional strategies in response to business or competitive factors or other factors or events beyond our control. We cannot give assurance that we will be able to execute a substantial portion of our strategic plan which could have a material adverse effect on our financial condition, results of operations, and cash flows.

Goodwill and manufacturer franchise rights comprise a significant portion of our total assets. We must test our goodwill and manufacturer franchise rights for impairment at least annually, which could result in a material, non-cash write-down of goodwill or manufacturer franchise rights and could have a material adverse effect on our results of operations and stockholders’ equity.

Our principal intangible assets are goodwill and our rights under our franchise agreements with vehicle manufacturers. Goodwill and indefinite-lived intangible assets, including manufacturer franchise rights, are subject to impairment assessments at least annually (or more frequently when events or changes in circumstances indicate that an impairment may have occurred) by applying a qualitative or quantitative assessment. A decrease in our market capitalization or profitability increases the risk of goodwill impairment. The fair value of our manufacturer franchise rights is determined by discounting a subset of the projected cash flows at a dealership that we attribute to the value of the franchise. Changes to the business mix or declining cash flows in a dealership increase the risk of impairment.

During the first quarter of 2020, we recorded a $23.0 million non-cash impairment charge related to our intangible manufacturer franchise rights. We cannot accurately predict the amount and timing of any additional impairment charge at this time; however, any such impairment charge could have an adverse effect on our results of operations and stockholders’ equity.

During the years ended December 31, 2019 and 2018, we recognized $7.1 million and $3.7 million, respectively, in pre-tax non-cash impairment charges associated with manufacturer franchise rights recorded at certain dealerships.

Risks Related to Macroeconomic and Market Conditions

The automotive retail industry is sensitive to unfavorable changes in general economic conditions and various other factors that could affect demand for our products and services, which could have a material adverse effect on our business, our ability to implement our strategy and our results of operations.

Our future performance will be impacted by general economic conditions including: changes in employment levels; consumer demand, preferences and confidence levels; the availability and cost of credit; fuel prices; levels of discretionary personal income; and interest rates. We also are subject to economic, competitive and other conditions prevailing in the various markets in which we operate, even if those conditions are not prominent nationally.

Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand, which could result in a need for us to lower the prices at which we sell vehicles, which would reduce our revenue per vehicle sold and our margins. Additionally, a shift in consumer’s vehicle preferences driven by pricing, fuel costs or other factors may have a material adverse effect on our revenues, margins and results of operations.

Changes in general economic conditions may make it difficult for us to execute our business strategy. In such an event, we may be required to enter into certain transactions in order to generate additional cash, which may include, but not be limited to, selling certain of our dealerships or other assets or increasing borrowings under our existing, or any future, credit facilities. There can be no assurance that, if necessary, we would be able to enter into any such transactions in a timely manner or on reasonable terms, if at all. Furthermore, in the event we were required to sell dealership assets, the sale of any material portion of such assets could have a material adverse effect on our revenue and profitability.

Adverse conditions affecting one or more of the vehicle manufacturers with which we hold franchises or their inability to deliver a desirable mix of vehicles that our consumers demand, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Historically, we have generated most of our revenue through new vehicle sales, and new vehicle sales also tend to lead to sales of higher-margin products and services, such as F&I products and vehicle-related parts and service. As a result, our profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations, many of which are outside of our control. Our ability to sell new vehicles is dependent on manufacturers’ ability to design and produce, and willingness to allocate and deliver to our dealerships, a desirable mix of popular new vehicles that consumers demand. Popular vehicles may often be difficult to obtain from manufacturers for a number of reasons, including the fact that manufacturers generally allocate their vehicles to dealerships based on sales history and capital expenditures associated with such dealerships. Further, if a manufacturer fails to produce desirable vehicles or develops a reputation for producing undesirable vehicles or produces vehicles that do not comply with applicable laws or government regulations, and we own dealerships which sell that manufacturer’s vehicles, our revenues from those dealerships could be adversely affected as consumers shift their vehicle purchases away from that brand.

Although we seek to limit our dependence on any one vehicle manufacturer, there can be no assurance that the brand mix allocated and delivered to our dealerships by the manufacturers will be appropriate or sufficiently diverse to protect us from a significant decline in the desirability of vehicles manufactured by a particular manufacturer or disruptions in a manufacturer’s ability to produce vehicles. For the LTM Period, manufacturers representing 5% or more of our revenues from new vehicle sales were as follows:

Manufacturer (Vehicle Brands):	% of Total New Vehicle Revenues
Toyota Motor Sales, U.S.A., Inc. (Toyota and Lexus)	25%
American Honda Motor Co., Inc. (Honda and Acura)	19%
Mercedes-Benz USA, LLC (Mercedes-Benz and Sprinter)	12%
Ford Motor Company (Ford and Lincoln)	6%
Nissan North America, Inc. (Nissan and Infiniti)	6%
BMW of North America, LLC (BMW and Mini)	6%

Similar to automotive retailers, vehicle manufacturers may be affected by the long-term U.S. and international economic climate. In addition, we remain vulnerable to other matters that may impact the manufacturers of the vehicles we sell, many of which are outside of our control, including: (i) changes in their respective financial condition; (ii) changes in their respective marketing efforts; (iii) changes in their respective reputation; (iv) manufacturer and other product defects, including recalls; (v) changes in their respective management; (vi) disruptions in the production and delivery of vehicles and parts due to natural disasters or other reasons (for example, anticipated shortages in the supply of semiconductor chips may adversely impact the number of vehicles which manufacturers are able to produce); and (vii) issues with respect to labor relations. Our business is highly dependent on consumer demand and brand preferences for our manufacturers’ products. Manufacturer recall campaigns are a common occurrence that have accelerated in frequency and scope. Manufacturer recall campaigns could (i) adversely affect our new and used vehicle sales or customer residual trade-in valuations, (ii) cause us to temporarily remove vehicles from our inventory, (iii) force us to incur increased costs, and (iv) expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. Vehicle manufacturers that produce vehicles outside of the U.S. are subject to additional risks including changes in quotas, tariffs or duties, fluctuations in foreign currency exchange rates, regulations governing imports and the costs related thereto, and foreign governmental regulations.

Adverse conditions that materially affect a vehicle manufacturer and its ability to profitably design, market, produce or distribute desirable new vehicles could in turn materially adversely affect our ability to (i) sell vehicles produced by that manufacturer, (ii) obtain or finance our new vehicle inventories, (iii) access or benefit from manufacturer financial assistance programs, (iv) collect in full or on a timely basis any amounts due therefrom and/or (v) obtain other goods and services provided by the impacted manufacturer. In addition, we depend on manufacturers’ ability to design, produce and supply parts to us and any failure to do so could have a material adverse effect on our parts and services business. Our business, results of operations, financial condition and cash flows could be materially adversely affected as a result of any event that has an adverse effect on any vehicle manufacturer.

In addition, if a vehicle manufacturer’s financial condition worsens and it seeks protection from creditors in bankruptcy or similar proceedings, or otherwise under the laws of its jurisdiction of organization, (i) the manufacturer could seek to terminate or reject all or certain of our franchises, (ii) if the manufacturer is successful in terminating all or certain of our franchises, we may not receive adequate compensation for those franchises, (iii) our cost to obtain financing for our new vehicle inventory may increase or no longer be available from such manufacturer’s captive finance subsidiary, (iv) consumer demand for such manufacturer’s products could be materially adversely affected, especially if costs related to improving such manufacturer’s financial condition are factored into the price of its products, (v) there may be a significant disruption in the availability of consumer credit to purchase or lease that manufacturer’s vehicles or negative changes in the terms of such financing, which may negatively impact our sales or (vi) there may be a reduction in the value of receivables and inventory associated with that manufacturer, among other things. The occurrence of any one or more of these events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Furthermore, the automotive manufacturing supply chain spans the globe. As such, supply chain disruptions resulting from natural disasters, adverse weather and other events may affect the flow of vehicle and parts inventories to us or our manufacturing partners. For example, in early 2020, the outbreak of a novel coronavirus in Wuhan, China led to quarantines of a significant number of cities across the United States and other countries and widespread disruptions to travel and economic activity. Until such time as the coronavirus is fully contained, we may continue to experience disruptions in the (i) supply of vehicle and parts inventories, (ii) ability and willingness of our customers to visit our stores to purchase products or service their vehicles and (iii) overall health of our labor force. At this time, it is unclear what effect, if any, the outbreak and resulting disruptions may continue to have on the automotive manufacturing vehicle and parts supply chain, the health of our labor force and the ability and willingness of our customers to visit our stores to purchase products or service their vehicles. Such disruptions could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Substantial competition in automobile sales and services may have a material adverse effect on our results of operations.

The automotive retail and service industry is highly competitive with respect to price, service, location, and selection. Our competition includes: (i) franchised automobile dealerships in our markets that sell the same or similar new and used vehicles; (ii) privately negotiated sales of used vehicles; (iii) other used vehicle retailers, including regional and national vehicle rental companies; (iv) companies with a primarily internet-based business model, such as Carvana, and used vehicle brokers that sell used vehicles to consumers; (v) service center and parts supply chain stores; and (vi) independent service and repair shops.

We do not have any cost advantage over other retailers in purchasing new vehicles from manufacturers. We typically rely on our advertising, merchandising, sales expertise, service reputation, strong local branding and dealership location to sell new vehicles. Because our dealer agreements only grant us a non-exclusive right to sell a manufacturer’s product within a specified market area, our revenues, gross profit and overall profitability may be materially adversely affected if competing dealerships expand their market share. Further, our vehicle manufacturers may decide to award additional franchises in our markets in ways that negatively impact our sales.

The internet has become a significant part of the advertising and sales process in our industry. Customers are using the internet to shop, and compare prices, for new and used vehicles, automotive repair and maintenance services, F&I products and other automotive products. If we are unable to effectively use the internet to attract customers to our own online channels, such as our Clicklane platform, and mobile applications, and, in turn, to our stores, our business, financial condition, results of operations and cash flows could be materially adversely affected. Additionally, the growing use of social media by consumers increases the speed and extent that information and opinions can be shared, and negative posts or comments on social media about us or any of our stores could damage our reputation and brand names, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, if one or more companies are permitted to circumvent the state franchise laws of several states in the United States, such as Tesla, thereby permitting them to sell their new vehicles directly to consumers without the requirements of establishing a dealer network, they may be able to have a competitive advantage over the traditional dealers, which could have a material adverse effect on our sales in those states, which in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent upon our relationships with the manufacturers of vehicles that we sell and are subject to restrictions imposed by, and significant influence from, these vehicle manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our relationships with the manufacturers of the vehicles we sell, which have the ability to exercise a great deal of control and influence over our day-to-day operations, as a result of the terms of our dealer, framework and related agreements. We may obtain new vehicles from manufacturers, service vehicles, sell new vehicles and display vehicle manufacturers’ trademarks only to the extent permitted under these agreements. The terms of these agreements may conflict with our interests and objectives and may impose limitations on key aspects of our operations, including acquisition strategy and capital spending.

For example, manufacturers can set performance standards with respect to sales volume, sales effectiveness and customer satisfaction, and require us to obtain manufacturer consent before we can acquire dealerships selling a manufacturer’s automobiles. From time to time, we may be precluded under agreements with certain manufacturers from acquiring additional franchises, or subject to other adverse actions, to the extent we are not meeting certain performance criteria at our existing stores (with respect to matters such as sales volume, customer satisfaction and sales effectiveness) until our performance improves in accordance with the agreements, subject to applicable state franchise laws. In addition, many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may own and certain manufacturers place limits on the number of franchises or share of total brand vehicle sales that may be maintained by an affiliated dealership group on a national, regional or local basis, as well as limits on store ownership in contiguous markets. If we reach any of these limits, we may be prevented from making further acquisitions, or we may be required to dispose of certain dealerships, which could adversely affect our future growth. We cannot provide assurance that manufacturers will approve future acquisitions timely, if at all, which could significantly impair the execution of our acquisition strategy.

In addition, certain manufacturers use a dealership’s manufacturer-determined customer satisfaction index (“CSI”) score as a factor governing participation in incentive programs. To the extent we do not meet minimum score requirements, our future payments may be materially reduced or we may be precluded from receiving certain incentives, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Manufacturers also typically establish facilities and minimum capital requirements for dealerships on a case-by-case basis. In certain circumstances, including as a condition to obtaining consent to a proposed acquisition, a manufacturer may require us to remodel, upgrade or move our facilities, and capitalize the subject dealership at levels we would not otherwise choose to fund, causing us to divert our financial resources away from uses that management believes may be of higher long-term value to us. Delays in obtaining, or failing to obtain, manufacturer consent, would impede our ability to execute acquisitions that we believe would integrate well with our overall strategy and limit our ability to expand our business.

Manufacturers can also establish new franchises or relocate existing franchises, subject to applicable state franchise laws. The establishment or relocation of franchises in our markets could have a material adverse effect on the business, financial condition and results of operations of our dealerships in the market in which the action is taken.

Manufacturers may also limit our ability to divest one or more of our dealerships in a timely manner or at all. Most of our dealer agreements provide the manufacturer with a right of first refusal to purchase any of the manufacturer’s franchises we seek to sell. Divestitures may also require manufacturer consent and failure to obtain consent would require us to find another potential buyer or wait until the buyer is able to meet the requirements of the manufacturer. A delay in the sale of a dealership could have a negative impact on our business, financial condition, results of operations, and cash flows.

Manufacturers may terminate or may not renew our dealer and framework agreements, or may compel us to divest our dealerships, for a number of reasons, including default under the agreement, any unapproved change of control (which specific changes vary from manufacturer to manufacturer, but which include material changes in the composition of our Board of Directors during a specified time period, the acquisition of 5% or more of our voting stock by another vehicle manufacturer or distributor, the acquisition of 20% or more of our voting stock by third parties, and the acquisition of an ownership interest sufficient to direct or influence management and policies), or certain other unapproved events (including certain extraordinary corporate transactions such as a merger or sale of all or substantially all of our assets). Triggers of these clauses are often based upon actions by our stockholders and are generally outside of our control. Restrictions on any unapproved changes of ownership or management may adversely impact our value, as they may prevent or deter prospective acquirers from gaining control of us. In addition, actions taken by a manufacturer to exploit its bargaining position in negotiating the terms of renewals of franchise agreements or otherwise, could also have a material adverse effect on our revenues and profitability.

There can be no assurances that we will be able to renew our dealer and framework agreements on a timely basis, on acceptable terms, or at all. Our business, financial condition and results of operations may be materially adversely affected to the extent that our rights become compromised or our operations are restricted due to the terms of our dealer or framework agreements or if we lose franchises representing a significant percentage of our revenues due to termination or failure to renew such agreements.

If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, our financial condition, results of operations and cash flows may be materially adversely affected.

We benefit from certain sales incentive, warranty, and other promotional programs of vehicle manufacturers that are intended to promote and support their respective new vehicle sales. Key incentive programs include: (i) customer rebates on new vehicles; (ii) dealer incentives on new vehicles; (iii) special financing or leasing terms; (iv) warranties on new and used vehicles; and (v) sponsorship of used vehicle sales by authorized new vehicle dealers. Vehicle manufacturers often make many changes to their incentive programs. Any reduction or discontinuation of manufacturers’ incentive programs for any reason, including a supply and demand imbalance, may reduce our sales volume which, in turn, could have a material adverse effect on our results of operations, cash flows, and financial condition.

Certain trends relating to the COVID-19 pandemic and semiconductor shortage have positively impacted our business, but there can be no assurances that these impacts will be sustained through the remainder of the pandemic or in subsequent periods.

Certain trends relating to the COVID-19 pandemic and semiconductor shortage have positively impacted our business as consumer demand for our vehicles have sustained while the COVID-19 pandemic and semiconductor shortage has raised prices. While we expect the semiconductor shortage to decline following the COVID-19 pandemic, it is difficult to ascertain with precision the positive impact to our business attributable to the semiconductor shortage, and there can be no assurances that these positive trends during the COVID-19 pandemic will be sustained through the remainder of the pandemic or in subsequent periods.

Technological advances, including increases in ride sharing applications, electric vehicles and autonomous vehicles in the long-term could have a material adverse effect on our business.

The automotive industry is predicted to experience change over the long-term. Shared vehicle services such as Uber and Lyft provide consumers with increased choice in their personal mobility options. The effect of these and similar mobility options on the retail automotive industry is uncertain, and may include lower levels of new vehicles sales. In addition, technological advances are facilitating the development of driverless vehicles. The eventual timing of widespread availability of driverless vehicles is uncertain due to regulatory requirements, additional technological requirements, and uncertain consumer acceptance of these vehicles. The effect of driverless vehicles on the automotive retail industry is uncertain and could include changes in the level of new and used vehicles sales, the price of new vehicles, and the role of franchised dealers, any of which could materially adversely affect our business, financial condition, results of operations and cash flows. The widespread adoption of electric and battery powered vehicles also could have a material adverse effect on the profitability of our parts and service business.

Risks Related to the LHM Acquisition

The LHM Acquisition, if consummated, will create numerous risks and uncertainties which could adversely affect our business and results of operations.

After consummation of the LHM Acquisition, we will have significantly more sales, assets and employees than we did prior to the transaction. The integration process will require us to expend significant capital and significantly expand the scope of our operations and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of our business with that of the Dealership Entities, the TCA Entities and the Real Estate Entities. There is a significant degree of difficulty and management involvement inherent in that process.

These difficulties include:

•	integrating the operations of the LHM Business while carrying on the ongoing operations of our business;

•	managing a significantly larger company than before consummation of the LHM Acquisition;

•	the possibility of faulty assumptions underlying our expectations regarding the integration process, including, among other things, unanticipated delays, costs or inefficiencies;

•	the effects of unanticipated liabilities;

•	operating a more diversified business;

•	integrating two separate business cultures, which may prove to be incompatible;

•	operating the TCA Insurance Business, including our ability to obtain and maintain all necessary regulatory approvals;

•	attracting and retaining the necessary personnel associated with the LHM Business following the LHM Acquisition;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems

•	broader national footprint including states in which we may not have previously done business.

As private companies, the Dealership Entities, TCA Entities and Real Estate Entities are not required to obtain an audit of its internal control over financial reporting or otherwise have such internal control assessed, except to the extent required in connection with audits pursuant to GAAP; however, following the consummation of the LHM Acquisition, they will be subject to the internal control requirements of the Company.

If any of these factors limit our ability to integrate the LHM Business into our operations successfully or on a timely basis, the expectations of future results of operations, including certain run-rate synergies expected to result from the LHM Acquisition, might not be met. As a result, we may not be able to realize the expected benefits that we seek to achieve from the LHM Acquisition, which could also affect our ability to service our debt obligations, including the Notes. In addition, we may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of our business, including efforts to further expand our product portfolio.

We may be unable to realize the anticipated cost savings or operational improvements or may incur additional and/or unexpected costs in order to realize them.

There can be no assurance that we will be able to realize the anticipated cost savings and medium term operating synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or at all. We anticipate $65 million of cost savings following the LHM Acquisition from reduced corporate costs due to the elimination of family management fees and reduced costs associated with certain information technology and advertising costs. We anticipate annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition of approximately $75.0 million, inclusive of approximately $10.0 million of costs we expect to incur to realize such operating synergies. These operating synergies are expected to result primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio.

These operating synergies or any cost savings that we expect realize, including reduced corporate costs due to the elimination of family management fees and certain vendor contracts, may differ materially from our estimates. We cannot provide assurances that these anticipated operating synergies or cost savings will be achieved or that our programs and improvements will be completed as anticipated or at all. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues or through increases in other expenses.

The projections and assumptions related to operating synergies and cost savings contained in this offering memorandum are based on our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, express or implied. Neither our independent auditors nor any other independent auditors, have examined, compiled or performed any procedures with respect to these projections, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. Assumptions relating to these projections involve subjective decisions and judgments with respect to, among other things, the estimated impact of certain operational adjustments, including the reduction in corporate costs and leveraging our scale to reduce costs related to purchasing certain equipment, supplies and services through national vendor relationships, as well the expected integration of the TCA Insurance Business’s services, including vehicle service contracts, prepaid maintenance, protection plans, key and replacement, leased vehicle protection and tire and wheel protection, across our dealership portfolio. Although our management believes these estimates and assumptions to be reasonable, any of the assumptions could be inaccurate and investors should not place undue reliance upon the calculation of Pro Forma Adjusted EBITDA or Pro Forma Adjusted EBITDAR after anticipated cost savings given how they are calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that Pro Forma Adjusted EBITDA or Pro Forma Adjusted EBITDAR described herein will prove to be accurate or that the objectives and plans expressed will be achieved. The internal financial projections used to calculate estimated operating synergies and cost savings also do not take into account any circumstances or events occurring after the date on which they were prepared. These internal financial projections reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected. We undertake no obligation to update or otherwise revise or reconcile these internal financial projections whether as a result of new information, future events or otherwise.

Failure to realize the expected operating synergies or costs savings related to the LHM Acquisition could result in increased costs and have an adverse effect on the Combined Company’s financial results and prospects.

Failure to realize the expected costs savings and operating synergies related to the LHM Acquisition could result in increased costs and have an adverse effect on the Combined Company’s financial results and prospects.

If the LHM Acquisition is consummated, our post-closing recourse for liabilities related to the LHM Business is limited.

As part of the LHM Acquisition, we will assume certain liabilities of the Dealership Entities, TCA Entities and Real Estate Entities. There may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations into the LHM Business. In addition, as the LHM Business is integrated, we may learn additional information about such LHM Business, such as unknown or contingent liabilities or other issues relating to the operations of the LHM Business. Any such liabilities or issues, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. Under the Equity Purchase Agreement, the Sellers will be liable for certain breaches of representations, warranties and covenants but our recovery may be contingent upon the aggregate damages arising out of any such breaches exceeding specified dollar thresholds and is subject to other time-based and monetary-based limitations. Accordingly, we may not be able to enforce certain claims against the sellers with respect to liabilities of the LHM Business.

We do not currently control the LHM Business and will not control the LHM Business until completion of the LHM Acquisition.

We do not currently control the LHM Business and will not control the LHM Business until completion of the LHM Acquisition. The Equity Purchase Agreement imposes certain limitations on how the LHM Business are managed, but we cannot assure you that the LHM Business will be operated in the same way as it would be under our control.

The pro forma financial information in this offering memorandum may not be reflective of our operating results and financial condition following the Transactions, particularly if less than all of the assets of the LHM Business are acquired.

The pro forma financial information included in this offering memorandum is derived from our and the LHM Business’s historical audited and unaudited financial statements. We prepared the pro forma information based upon available information and assumptions and estimates that we believe are reasonable. This pro forma information may not necessarily reflect what our results of operations and financial position would have been had the Transactions occurred during the periods presented or what our results of operations and financial position will be in the future. For example, the financing, integration, restructuring and transaction costs related to the LHM Acquisition could be higher or lower than currently estimated. Furthermore, if less than all assets of the LHM Business are acquired, then the pro forma financial information included in this offering memorandum will not reflect the Combined Company after the closing of the LHM Acquisition, and we are required to close the LHM acquisition with no more than sixty-five (65%) of the aggregate 2020 revenue percentage of all of the LHM Dealership Business’s new car dealerships. In addition, our customers may not buy products or services from us following completion of the Transactions in the expected amounts, and, as a result, our revenue could materially decline or any anticipated increases in our revenue could be lower than expected.

We may not acquire all assets of the LHM Business.

The LHM Acquisition may be consummated in two separate closings. The First Closing is expected to be held upon the receipt of Manufacturer Consents for new car dealerships being obtained in the Equity Purchase Agreement which represent, in the aggregate, no less than sixty-five percent (65%) of the aggregate 2020 revenue percentage of all of the LHM Dealership Business’s new car dealerships. If we have not received the approval of all relevant automotive manufacturers at or prior to the date of the date of the First Closing, we intend to acquire any remaining dealership entities not acquired at or prior to the First Closing, the real estate related to these remaining dealerships, and any remaining entities related to the TCA Insurance Business at the Second Closing. The acquisition of each such remaining dealership entity (any such related assets) is subject to the receipt of the relevant automotive manufacturer approval. Furthermore, there is no guarantee that the portion of the LHM Business that is acquired (if less than 100%) will reflect the same percentage of revenue, assets and other financial metrics for any subsequent period.

Consummation of the LHM Acquisition is conditioned upon the completion of the conditions outlined above and throughout this offering memorandum and certain other customary conditions. In this regard, as a result of negotiations with OEMs in connection with the LHM transaction, we anticipate that we will be required to dispose of six dealership franchises with aggregate revenue and total assets for the LTM Period of $645.0 million and as of September 30, 2021 of $94.4 million, respectively, by the end of the first quarter of 2022. We can give no assurance that the terms and conditions will be met or that the First Closing or the Second Closing will occur or that we will not be required to dispose of additional dealerships.

The TCA Insurance Business is subject to a wide range of federal, state, and local laws and regulations, some of which Asbury may not have previously been subject.

The TCA Insurance Business is, and will continue to be, subject to a wide range of federal, state, and local laws and regulations, some of which Asbury may not have previously been subject. Such laws and regulations include but are not limited to:

•	state and local licensing requirements;

•	federal and state laws regulating vehicle financing; and

•	federal and state consumer protection laws.

No assurance can be given that applicable statutes, regulations, and other laws will not be amended or construed differently, that new laws will not be adopted, or that any of these laws will not be enforced more aggressively. For example, changes in the regulatory and supervisory environments could adversely affect the TCA Insurance Business in substantial and unpredictable ways. Further, the TCA Insurance Business’ noncompliance with applicable laws-whether as a result of changes in interpretation or enforcement, system or human errors, or otherwise-could result in the suspension or revocation of licenses or registrations necessary to operation, or the initiation of enforcement actions or private litigation.

Risks Related to Our Indebtedness and Financial Matters

We have significant debt, and the ability to incur additional debt may limit our flexibility to manage our business. Furthermore, if we are unable to generate sufficient cash, our ability to service our debt may be materially adversely affected.

We have substantial debt service obligations. As of September 30, 2021, after giving effect to the Transactions and the Other Transactions, we would have had total debt of $3.6 billion, excluding net floor plan notes payable of $625.4 million under the floor plan facility. In addition, after giving effect to the Transactions and Other Transactions, we will have no amounts outstanding under the Revolving Credit Facility component of our 2019 Senior Credit Facility, which will provide for aggregate borrowings of up to $450.0 million, prior to or upon the consummation of the LHM Acquisition, at our discretion and subject to customary approvals and a borrowing base. As of September 30, 2021, after giving effect to the Transactions and the Other Transactions, we would have had total senior unsecured debt of $2.4 billion, consisting of the Notes of each series offered hereby and the Existing Notes. Moreover, we and our subsidiaries have the ability to incur additional debt from time to time to finance, among other things, acquisitions, working capital and capital expenditures, and new and used vehicle inventory, as well as to refinance new and used vehicle inventory, subject in each case to the restrictions contained in the 2019 Senior Credit Agreement (that governs our 2019 Senior Credit Facility, the New Vehicle Floor Plan Facility, and the Used Vehicle Floor Plan Facility), the Existing Real Estate Facilities, the New Real Estate Facility, the indentures governing our Existing Notes and each series of Notes, and our other mortgage agreements and related mortgage guarantees, as well as certain other agreements existing at the time such indebtedness is incurred. We will continue to have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

Our significant indebtedness could have important consequences to us, including the following:

•

our ability to obtain additional financing, or to obtain such financing on attractive terms, for acquisitions, capital expenditures, working capital or other general corporate purposes may be impaired;

•

a substantial portion of our cash flow from operating activities must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for our operations and other corporate purposes;

•	some of our borrowings are and will continue to be at variable rates of interest, which exposes us to certain risks of interest rate increases; and

•

we may be or become substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changes in market conditions and governmental regulations.

As a result of the foregoing and other potential limitations, our indebtedness obligations may limit our ability to take strategic actions that would otherwise enable us to manage our business, in a manner in which we otherwise would, absent such limitations, which could materially adversely affect our business, financial condition and results of operations and cash flows.

Our failure to comply with any of these covenants in the future could constitute a default under the relevant agreement, which could, depending on the relevant agreement, (i) entitle the creditors under such agreement to terminate our ability to borrow under the relevant agreement and accelerate our obligations to repay outstanding borrowings; (ii) require us to repay those borrowings; (iii) entitle the creditors under such agreement to foreclose on the property securing the relevant indebtedness; or (iv) prevent us from making debt service payments on certain of our other indebtedness, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In many cases, a default under one of our debt, mortgage, or other agreements, could trigger cross-default provisions in one or more of our other debt or mortgage agreements. There can be no assurance that our creditors would agree to an amendment or waiver of our covenants. In the event we obtain an amendment or waiver, we would likely incur additional fees and higher interest expense.

In addition to the financial and other covenants contained in our various debt or mortgage agreements, certain of our lease agreements contain covenants that give our landlords the right to terminate the lease, seek significant cash damages, or evict us from the applicable property, if we fail to comply. Similarly, our failure to comply with any financial or other covenants in any of our framework agreements would give the relevant manufacturer certain rights, including the right to reject proposed acquisitions, and may give it the right to repurchase its franchises from us. Events that give rise to such rights, and our inability to acquire additional dealerships or the requirement that we sell one or more of our dealerships at any time, could inhibit the growth of our business, and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Manufacturers may also have the right to restrict our ability to provide guarantees of our operating companies, pledges of the capital stock of our subsidiaries and liens on our assets, which could materially adversely affect our ability to obtain financing for our business and operations on favorable terms or at desired levels, if at all.

The occurrence of any one of these events may limit our ability to take strategic actions that would otherwise enable us to manage our business in a manner in which we otherwise would, absent such limitations, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Our business, financial condition and results of operations may be materially adversely affected by increases in interest rates.

We generally finance our purchases of new vehicle inventory, have the ability to finance the purchases of used vehicle inventory, and have the availability to borrow funds for working capital under our senior secured credit facilities that charge interest at variable rates. Therefore, our interest expense from variable rate debt will rise with increases in interest rates. In addition, a significant rise in interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicle sales and the related profit margins and F&I revenue per vehicle, because most of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our capital costs and reducing our revenues. Given our variable interest rate debt and floor plan notes payable outstanding as of September 30, 2021, each one percent increase in market interest rates would increase our total annual interest expense by approximately $1.0 million. When considered in connection with reduced expected sales as and if interest rates increase, any such increase could materially adversely affect our business, financial condition and results of operations.

Our vehicle sales, financial condition and results of operations may be materially adversely affected by changes in costs or availability of consumer financing.

The majority of vehicles purchased by our customers are financed. Reductions in the availability of credit to consumers have contributed to declines in our vehicle sales in past periods. Reductions in available consumer credit or increased costs of that credit, could result in a decline in our vehicle sales, which would have a material adverse effect on our financial condition and results of operations.

Lenders that have historically provided financing to those buyers who, for various reasons, do not have access to traditional financing, including those buyers who have a poor credit history or lack the down payment necessary to purchase a vehicle, are often referred to as subprime lenders. If market conditions cause subprime lenders to tighten credit standards, or if interest rates increase, the ability to obtain financing from subprime lenders for these consumers to purchase vehicles could become limited, resulting in a decline in our vehicle sales, which in turn, could have a material adverse effect on our financial condition and results of operations.

Many of our loans and obligations for borrowed money are priced on variable interest rates tied to the London Interbank Offering Rate, or LIBOR. We are subject to risks that LIBOR may no longer be available as a result of the United Kingdom’s Financial Conduct Authority ceasing to require the submission of LIBOR quotes in 2021.

The potential cessation of LIBOR quotes in 2021 creates substantial risks to the banking industry, including us. Unless alternative rates can be negotiated, our floating rate loans, funding and derivative obligations that specify the use of a LIBOR index, will no longer adjust and may become fixed rate instruments at the time LIBOR ceases to exist. This would adversely affect our asset/liability management and could lead to more asset and liability mismatches and interest rate risk unless appropriate LIBOR alternatives are developed. It could also cause confusion that could disrupt the capital and credit markets as a result of confusion or uncertainty.

The Federal Reserve has sponsored the Alternative Reference Rates Committee, or ARRC, which serves as a forum to coordinate and track planning as market participants currently using LIBOR consider (a) transitioning to alternative reference rates where it is deemed appropriate and (b) addressing risks in legacy contracts language given the possibility that LIBOR might stop. On April 3, 2018, the Federal Reserve began publishing three new reference rates, including the Secured Overnight Financing Rate, or SOFR. ARRC has recommended SOFR as the alternative to LIBOR, and published fallback interest rate consultations for public comment and a Paced Transition Plan to SOFR use. The Financial Stability Board has taken an interest in LIBOR and possible replacement indices as a matter of risk management. The International Organisation of Securities Commissions, or IOSCO, has been active in this area and is expected to call on market participants to have backup options if a reference rate, such as LIBOR, ceases publication. The International Swap Dealers Association has published guidance on interest rate bench marks and alternatives in July and August 2018. It cannot be predicted whether SOFR or another index or indices will become a market standard that replaces LIBOR, and if so, the effects on our customers, or our future results of operations or financial condition.

Risks Related to Legal and Regulatory Matters

If state laws that protect automotive retailers are repealed, weakened, or superseded by our framework agreements with manufacturers, our dealerships will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Applicable state laws generally provide that an automobile manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth “good cause” and stating the grounds for termination or non-renewal. Some state laws allow dealers to file protests or petitions or allow them to attempt to comply with the manufacturer’s criteria within a notice period to avoid the termination or non-renewal. Our framework agreements with certain manufacturers contain provisions that, among other things, attempt to limit the protections available to dealers under these laws, and, though unsuccessful to date, manufacturers’ ongoing lobbying efforts may lead to the repeal or revision of these laws. If these laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of these state laws, it may also be more difficult for us to renew our dealer agreements upon expiration. Changes in laws that provide manufacturers the ability to terminate our dealer agreements could materially adversely affect our business, results of operations, financial condition and cash flows. Furthermore, if a manufacturer seeks protection from creditors in bankruptcy, courts have held that the federal bankruptcy laws may supersede the state laws that protect automotive retailers resulting in either the termination, non-renewal or rejection of franchises by such manufacturers, which, in turn, could materially adversely affect our business, result of operations, financial condition and cash flows.

A failure of any of our information systems or those of our third-party service providers, or a data security breach with regard to PII about our customers or employees, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We depend on the efficient operation of our information systems and those of our third-party service providers. We rely on information systems at our dealerships in all aspects of our sales and service efforts, as well in the preparation of our consolidated financial and operating data. All of our dealerships currently operate on a common dealer management system (“DMS”). Our business could be significantly disrupted if (i) the DMS fails to integrate with other third-party information systems, customer relations management tools or other software, or to the extent that any of these systems become unavailable to us or fail to perform as designed for an extended period of time or (ii) our relationship with our DMS provider or any other third-party provider deteriorates. Additionally, any disruption to access and connectivity of our information systems due to natural disasters, power loss or other reasons could disrupt our business operations, impact sales and results of operations, expose us to customer or third-party claims, or result in adverse publicity.

Additionally, in the ordinary course of business, we and our partners receive significant PII about our customers in order to complete the sale or service of a vehicle and related products. We also receive PII from our employees. The regulatory environment surrounding information security and privacy is increasingly demanding, with numerous state and federal regulations, as well as payment card industry and other vendor standards, governing the collection and maintenance of PII from consumers and other individuals. We believe the automotive dealership industry is a particular target of identity thieves, as there are numerous opportunities for a data security breach, including cyber-security breaches, burglary, lost or misplaced data, scams, or misappropriation of data by employees, vendors or unaffiliated third parties. Because of the increasing number and sophistication of cyber-attacks, and despite the security measures we have in place and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism and/or other events. Alleged or actual data security breaches can increase costs of doing business, negatively affect customer satisfaction and loyalty, expose us to negative publicity, individual claims or consumer class actions, administrative, civil or criminal investigations or actions, and infringe on proprietary information, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, results of operations, financial condition, cash flows, reputation and prospects could suffer.

The automotive retail industry, including our facilities and operations, is subject to a wide range of federal, state, and local laws and regulations, such as those relating to motor vehicle sales, retail installment sales, leasing, F&I, marketing, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy, and health and safety. In addition, with respect to employment practices, we are subject to various laws and regulations, including complex federal, state, and local wage and hour and anti-discrimination laws. The violation of the laws or regulations to which we are subject could result in administrative, civil, or criminal sanctions against us, which may include a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business, as well as significant fines and penalties. Violation of certain laws and regulations to which we are subject may also subject us to consumer class action or other lawsuits or governmental investigations and adverse publicity. We currently devote significant resources to comply with applicable federal, state, and local regulation of health, safety, environmental, zoning and land use regulations, and we may need to spend additional time, effort, and money to keep our operations and existing or acquired facilities in compliance therewith.

In addition, there is a risk that our employees could engage in misconduct that violates the laws or regulations to which we are subject. It is not always possible to detect or deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, our business and reputation could be adversely affected.

The Dodd-Frank Act, which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (“CFPB”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of F&I products, through its regulation of automotive finance companies and other financial institutions. In addition, the CFPB possesses supervisory authority with respect to certain non-bank lenders, including automotive finance companies, participating in automotive financing. The Dodd-Frank Act also provided the Federal Trade Commission (“FTC”) with new and expanded authority regarding automotive dealers. Since then, the FTC has been gathering information on consumer protection issues through roundtables, public comments and consumer surveys. The FTC may exercise its additional rule-making authority to expand consumer protection regulations relating to the sale, financing and leasing of motor vehicles. In 2014, the FTC implemented an enforcement initiative relating to the advertising practices of automotive dealers. In connection therewith, in May 2016, we signed a consent order with the FTC to settle allegations that in certain instances our advertisements did not adequately disclose information about used vehicles with open safety recalls. Under the consent order, we did not agree to make any payments or admit wrong-doing, but we did agree to make certain disclosures in marketing materials and at the point of sale and comply with certain record-keeping obligations.

Continued pressure from the CFPB, FTC, and other federal agencies could lead to significant changes in the manner that dealers are compensated for arranging customer financing, and while it is difficult to predict how any such changes might impact us, any adverse changes could have a material adverse impact on our F&I business and results of operations. Furthermore, we expect that new laws and regulations, particularly at the federal level, in other areas may be enacted, which could also materially adversely impact our business.

Environmental laws and regulations govern, among other things, discharges into the air and water, storage of petroleum substances and chemicals, the handling and disposal of solid and hazardous wastes, investigation and remediation of contamination. Similar to many of our competitors, we have incurred and expect to continue to incur capital and operating expenditures and other costs to comply with such federal and state statutes. In addition, we may become subject to broad liabilities arising out of contamination at our currently and formerly owned or operated facilities or at facilities that we may own in the future, including those to be acquired in the LHM Acquisition, at locations to which hazardous substances were transported from such facilities, and at such locations related to entities formerly affiliated with us. Liability under these laws and regulations can be imposed on a joint and several basis and without regard to fault. For such potential liabilities, we believe we are entitled to indemnification from other entities. However, we cannot provide assurance that such entities will view their obligations as we do or will be able or willing to satisfy them. We may have indemnity obligations for liabilities relating to contamination at our currently or formerly owned and/or operated facilities as part of the acquisition or divestiture of certain properties in the ordinary course of business. Failure to comply with applicable laws and regulations, or significant additional expenditures required to maintain compliance therewith, could have a material adverse effect on our business, results of operations, financial condition or cash flows.

A significant judgment against us or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects. We further expect that, from time to time, new laws and regulations, particularly in the environmental area will be enacted, and compliance with such laws, or penalties for failure to comply, could significantly increase our costs. For example, vehicle manufacturers are subject to government-mandated fuel economy and greenhouse gas emission standards, which continue to change and become more stringent over time. Failure of a manufacturer to develop passenger vehicles and light trucks that meet these and other government standards could subject the manufacturer to substantial penalties, increase the cost of vehicles sold to us, and adversely affect our ability to market and sell vehicles to meet consumer needs and desires, which could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We are subject to risks related to the provision of employee health care benefits, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We use a combination of insurance and self-insurance for health care plans. We record expenses under those plans based on estimates of the costs of expected claims, administrative costs, stop-loss insurance premiums, and expected health care trends. Actual costs under these plans are subject to variability that is dependent upon participant enrollment, demographics and the actual costs of claims made. Negative trends in any of these areas, including negative trends arising as a result of the COVID-19 pandemic, could cause us to incur additional unplanned health care costs, which could adversely impact our business, financial condition, results of operations and cash flows. In addition, if enrollment in our health care plans increases significantly, the additional costs that we will incur may be significant enough to materially affect our business, financial condition, results of operations and cash flows.

We are, and expect to continue to be, subject to legal and administrative proceedings, which, if the outcomes are adverse to us, could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and prospects.

We are involved and expect to continue to be involved in numerous legal proceedings arising out of the conduct of our business, including litigation with customers, employment-related lawsuits, class actions, purported class actions and actions brought by governmental authorities. We do not believe that the ultimate resolution of any known matters will have a material adverse effect on our business, reputation, financial condition, results of operations, cash flows or prospects. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A decline in our credit rating or a general disruption in the credit markets could negatively impact our liquidity and ability to conduct our operations.

A deterioration of our credit rating, or a general disruption in the credit markets, could limit our ability to obtain credit on terms acceptable to us, or at all. In addition, uncertain economic conditions or the re-pricing of certain credit risks may make it more difficult for us to obtain one or more types of funding in the amounts, or at rates considered acceptable to us, at any given time. Our inability to access necessary or desirable funding, or to enter into certain related transactions, at times and at costs deemed appropriate by us, could have a negative impact on our liquidity and our ability to conduct our operations. Any of these developments could also reduce the ability or willingness of the financial institutions that have extended credit commitments to us, or that have entered into hedge or similar transactions with us, to fulfill their obligations to us, which also could have a material adverse effect on our liquidity and our ability to conduct our operations.

We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.

Our business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to risks of doing business outside of the United States and importing merchandise, including import duties, exchange rates, trade restrictions, work stoppages, natural or man-made disasters, and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions or limitations, or adjust presently prevailing quotas, duties or tariffs. The imposition of new, or adjustments to prevailing, quotas, duties, tariffs or other restrictions or limitations could have a material adverse effect on our business, financial condition, results of operations and cash flows. Relative weakness of the U.S. dollar against foreign currencies in the future may result in an increase in costs to us and in the retail price of such vehicles or parts, which could discourage consumers from purchasing such vehicles and adversely impact our revenues and profitability.

Risks Related to the Notes

If the LHM Acquisition is not consummated or the Company does not acquire the requisite number of new car dealerships in the Equity Purchase Agreement, it will be required to redeem all or a portion of Notes of each series pursuant to the Special Mandatory Redemption.

This offering is not conditioned upon the completion of the LHM Acquisition (on the terms described herein or at all). If either (i) we notify the trustee that we are no longer pursuing the LHM Acquisition or (ii) a closing substantially as contemplated under the Acquisition Agreements with respect to the LHM Acquisition does not occur on or before the No Closing End Date, then we will be required to redeem the Notes of both series in full at 100% of the issue price of such Notes, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if there is a closing with respect to the LHM Acquisition of less than all of the assets intended to be acquired pursuant to the Acquisition Agreements on or prior to July 7, 2022 and either (i) the entire amount of assets intended to be acquired pursuant to the Acquisition Agreements are not so acquired by July 7, 2022 or (ii) we notify the trustee that we are no longer pursuing any further closing pursuant to the Acquisition Agreements prior to the End Date, then we will be required to redeem an aggregate principal amount of Notes (on a pro rata basis between the two series), at 100% of the issue price of such Notes, plus accrued and unpaid interest to, but excluding the redemption date, in a principal amount equal to the net proceeds of the Notes not used to consummate the LHM Acquisition (as reasonably determined by us in good faith); provided that, we may, at our option, elect not to redeem up to $250.0 million aggregate principal amount of Notes otherwise subject to such redemption provision. The Special Mandatory Redemption will be required to occur by the Special Mandatory Redemption Date. See “Risk Factors—Risks Related to the LHM Acquisition—We may not acquire all assets of the LHM Business” and “Description of Notes—Special Mandatory Redemption.”

We are not obligated to place the net proceeds of the offering of the Notes of any series in escrow prior to the closing of the LHM Acquisition and, as a result, we may not be able to repurchase Notes in a principal amount equal to the Mandatory Redemption Amount upon a Special Mandatory Redemption.

We are not obligated to place the proceeds of this offering of Notes of any series in escrow prior to the closing of the LHM Acquisition or to provide a security interest in those proceeds, and the indentures governing each series of Notes impose no other restrictions on our use of the proceeds during that time. Accordingly, the source of funds for any redemption of the outstanding Notes of any series upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained in a segregated account or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the Notes of any series upon a Special Mandatory Redemption because we may not have sufficient financial resources to pay the aggregate redemption price on the Notes of any series. Our failure to redeem or repurchase the Notes of any series as required by the indentures governing each series of Notes would result in a default under the indentures governing each series of Notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of each series of Notes. In addition, our ability to redeem or repurchase the Notes of any series may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on any series of Notes when due. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our debt instruments existing at the time such indebtedness is incurred. The terms of the 2019 Senior Credit Agreement, the Existing Real Estate Agreements, the New Real Estate Credit Agreement, the indentures governing our Existing Notes and each series of Notes and our other mortgage agreements and certain other agreements permit and will permit the incurrence of additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions subject to certain conditions, any of which could have the effect of diminishing our ability to make payments on any series of Notes when due. The terms of the instruments governing our subsidiaries’ indebtedness may also permit such actions.

If a bankruptcy or reorganization case is commenced, bankruptcy laws may prevent a Special Mandatory Redemption.

If we or any of our subsidiaries commences a bankruptcy or reorganization case, or one is commenced against us or any of our subsidiaries, applicable bankruptcy laws may prevent us from applying those funds to effect a special mandatory redemption of the Notes of each series as described under “Description of Notes—Special Mandatory Redemption” or otherwise applying those funds for the benefit of the holders of the Notes of any series. We are not obligated to place the proceeds of this offering of each series of Notes in escrow prior to the closing of the LHM Acquisition or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds during such time. The court adjudicating that case might find that such funds are the property of the bankruptcy estate. The automatic stay provisions of the federal bankruptcy laws generally prohibit a secured creditor from foreclosing upon or disposing of a debtors’ property without bankruptcy court approval. As a result, holders of each series of Notes may not be able to have funds applied for a Special Mandatory Redemption at the time or in the manner contemplated by the indentures governing each series of Notes and could suffer a loss as a result.

Between the time of the issuance of the Notes of each series and the consummation of the LHM Acquisition, the parties to the Equity Purchase Agreement, Insurance Purchase Agreement and Real Estate Purchase Agreement may agree to modify or waive the terms or conditions of such document without consent of the holders of the Notes of any series.

Prior to the consummation of the LHM Acquisition, the parties to the Equity Purchase Agreement may agree to amendments or waivers of the terms thereof. The parties to the LHM Acquisition are not precluded from making changes to the terms of the LHM Acquisition or from waiving conditions to the LHM Acquisition, including a change in the purchase price or to the structure of the LHM Acquisition, if applicable. The form and terms of the LHM Acquisition may be modified or amended without the consent of the holders of the Notes of each series offered hereby and any such modification or amendment would not result in a Special Mandatory Redemption. See “Description of Notes—Special Mandatory Redemption.”

Under several of our debt, mortgage, lease and framework agreements, we are required to maintain compliance with certain financial and other covenants. Our failure to comply with certain covenants in these agreements could adversely affect our ability to access our borrowing capacity, subject us to acceleration of our outstanding debt or result in a cross default on other indebtedness, and adversely affect our ability to conduct our business and meet our obligations under the Notes of each series.

There are and will be operating and financial restrictions and covenants in certain of our debt and mortgage agreements, including the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreement, the indentures governing our Existing Notes and each series of Notes and our other mortgage agreements and related mortgage guarantees, as well as certain other agreements to which we are or may become a party. These limit, among other things, our ability to incur certain additional debt, create certain liens or other encumbrances, and make certain payments (including dividends, repurchases of our common stock and for investments). Certain of these agreements also require us to maintain compliance with certain financial ratios.

If we are unable to comply with any applicable financial or other covenants, we may be required to seek waivers of or modifications to our covenants from our creditors, or we may need to undertake one or more transactions designed to generate proceeds sufficient to repay our debt. Obtaining such waivers or modifications often requires the payment to creditors of significant fees and requires significant time and attention of management. In light of continued uncertain conditions in the automotive industry and the conditions in the credit markets generally, we cannot give any assurance that we would be able to successfully take any necessary actions at times, or on terms acceptable to us.

Our failure to comply with any of these covenants in the future could constitute a default under the relevant agreement, which could, depending on the relevant agreement, (i) entitle the creditors under such agreement to terminate our ability to borrow under the relevant agreement and accelerate our obligations to repay outstanding borrowings; (ii) require us to immediately repay these borrowings; (iii) entitle the creditors under such agreement to foreclose on the property securing the relevant indebtedness; and/or (iv) prevent us from making debt service payments on certain of our other indebtedness, including each series of Notes, any of which would have a material adverse effect on our business, financial condition or results of operations. In many cases, a default under one of our debt, mortgage, or other agreements could trigger cross default provisions in one or more of our other debt or mortgage agreements, including the indentures governing each series of Notes.

In addition to the financial and other covenants contained in our various debt or mortgage agreements, a number of our dealerships are located on properties that we lease. Certain of the leases governing such properties have certain covenants with which we must comply. If we fail to comply with the covenants under our leases, the respective landlords could, among exercising other remedies, terminate the leases and seek significant cash damages, or evict us from the applicable properties.

Similarly, our failure to comply with any financial or other covenants in any of our framework agreements would give the relevant manufacturer certain rights, including the right to reject proposed acquisitions, and may give it the right to repurchase its franchises from us. Events that give rise to such rights, and our inability to acquire additional dealerships or a requirement that we sell one or more of our dealerships at any time, could inhibit the growth of our business, have a material adverse effect on our business, financial condition and results of operations and make it more difficult for us to meet our obligations under the Existing Notes and each series of Notes.

Manufacturers may also have the right to restrict our ability to provide guarantees of our operating companies, pledges of the capital stock of our subsidiaries and liens on our assets, which could materially adversely impact our ability to obtain financing for our business and operations on favorable terms or at desired levels, if at all, which in turn could materially adversely affect our ability to operate our business and meet our obligations under each series of Notes.

Key covenants of the Notes of a series will be suspended if the Notes of such series achieve investment grade ratings.

Most of the restrictive covenants in the indentures governing each series of Notes will not apply during any period in which such Notes of a series have investment grade ratings from any two of Moody’s Investors Service, Inc., Standard & Poor’s Rating Services or Fitch Ratings, Inc. At such time, we may take actions such as incur additional debt or make certain dividends or distributions that would otherwise be prohibited under the indenture governing such series of Notes. Such prior actions will be permitted even if we later become subject again to the restrictive covenants. Ratings are given by these ratings agencies based upon analyses that include many subjective factors. We cannot assure you that any series of Notes will achieve or maintain investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of each series of Notes.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including each series of Notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreement, the indentures governing the Existing Notes and each Series of Notes and our other debt agreements, including the indentures governing each series of Notes and other agreements we may enter into in the future. In particular, we will need to maintain compliance with certain financial ratios under our various credit agreements.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our 2019 Senior Credit Facility or from other sources in amounts sufficient to enable us to pay our debt, including our obligations under the Existing Notes and each series of Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including each series of Notes, on or before maturity.

We may not be able to refinance our indebtedness on terms favorable to us, or at all.

We cannot assure you that we will be able to refinance any of our debt, including debt outstanding under the 2019 Senior Credit Facility, on commercially reasonable terms or at all. In particular, the 2019 Senior Credit Facility, the Existing Real Estate Facilities and the New Real Estate Facility will mature prior to the maturity of each series of Notes. If we are unable to make payments or refinance our debt or obtain new financing upon maturity of such other debt, we may have to consider other options, such as sales of assets, sales of equity securities and/or negotiations with our lenders to restructure the applicable debt. Our 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreement, the indentures governing the Existing Notes and each series of Notes and our other debt instruments may restrict, or market or business conditions may limit, our ability to do some of these things. Our inability to do any of the foregoing could make it more difficult to meet our obligations under the Existing Notes and each series of Notes.

Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries and over you as a holder of any series of Notes.

Each series of Notes will be subordinate in right of payment to all existing and future liabilities of our subsidiaries that are not guarantors. Subsidiaries we may establish or acquire in the future that are foreign subsidiaries, or which do not have any indebtedness or guarantees of indebtedness or which we designate as unrestricted subsidiaries in accordance with the indentures governing the Existing Notes and each series of Notes, will not be required to guarantee the Notes of any series. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you as a holder of any series of Notes. In the event that any of our non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, the assets and earnings of those subsidiaries will be used first to satisfy the claims of their creditors, trade creditors, banks and other lenders and judgment creditors.

No series of Notes will be secured.

Each series of Notes and the guarantees will not be secured by any of our assets or those of our subsidiaries. As of September 30, 2021, after giving effect to the Transactions and the Other Transactions, we would have had total debt of $3.6 billion, excluding net floor plan notes payable of $625.4 million under the floor plan facility, of which $1.2 billion was secured by certain of our assets and would have ranked senior in right of payment to each series of Notes and the remainder of which would have ranked pari passu in right of payment with each series of Notes. Our obligations under our 2019 Senior Credit Facility are secured by a lien on all of our assets other than real property, including our new and used vehicle inventory, which secures our obligations under our floor plan financing facilities thereunder. Our obligations under our other floor plan financing facilities are secured by the related vehicle inventory, and certain of our real property secures our related mortgage obligations. Borrowings under our Existing Real Estate Facilities are collateralized by, and borrowings under our New Real Estate Facility will be collateralized by, first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder. The terms of each series of Notes do not restrict us from granting liens to secure debt that is senior in right of payment to each series of Notes. If we become insolvent or are liquidated, or if payment under the 2019 Senior Credit Facility, the New Vehicle Floor Plan Facility, the Used Vehicle Floor Plan Facility, the Existing Real Estate Facilities, the New Real Estate Facility, or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements or the New Real Estate Credit Agreement pertaining to the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreement, the indentures governing each series of Notes or any of our other senior indebtedness). Any of these actions may materially impair our ability to meet our obligations under each series of Notes.

Restrictions imposed by the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreement and the indentures governing each series of Notes may limit our ability to obtain additional financing and to pursue business opportunities.

The operating and financial restrictions and covenants in our debt instruments, including the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreement and the indentures governing each series of Notes, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements, the New Real Estate Credit Agreements and other facilities require us to maintain compliance with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under the applicable facility. In the event of any default under any such facility, the lenders could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on each series of Notes, any of which would be an event of default under each series of Notes. See “Description of Other Indebtedness” and “Description of the Notes.”

It may not be possible for us to repurchase Notes on the occurrence of a change in control repurchase event as set forth in the indentures governing each series of Notes.

Under the indentures governing each series of Notes, upon the occurrence of specific change of control events, we will be required to offer to repurchase all of the Notes at 101% of the principal amount of the Notes plus accrued and unpaid interest, including any special interest, to the date of purchase. The source of funds for any such purchase of Notes would be our available cash or cash generated from our operations or other sources, which may include borrowings, sales of assets or sales of equity or debt securities. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements and the New Real Estate Credit Agreement from repurchasing the Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to offer to repurchase the Notes unless we are able to refinance or obtain waivers under any applicable credit facility. Our failure to purchase any tendered Notes would constitute a default under the indentures governing each series of Notes, which, in turn, would constitute a default under our other debt instruments, including the 2019 Senior Credit Agreement, the Existing Real Estate Credit Agreements and the New Real Estate Credit Agreement. Any of our future debt agreements may contain similar provisions. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Some significant transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase any series of Notes.

Under the indentures governing each series of Notes, upon the occurrence of a change of control repurchase event, holders of each series of Notes will have the right to require us to repurchase their Notes. However, the change of control provisions will not afford protection to holders of each series of Notes in the event of certain other transactions that could adversely affect each series of Notes. For example, transactions such as certain leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to offer to repurchase any series of Notes. In addition, a proxy contest resulting in the election of new directors to our board without the approval of our then existing board members will not constitute a change of control requiring us to offer to repurchase any series of Notes if none of the change of control provisions are otherwise triggered. In the event of any such transaction, the holders would not have the right to require us to repurchase any series of Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of each series of Notes.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require note holders to return payments received from guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee generally can be avoided if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the issuance of the guarantee; and

•	the subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged or about to engage in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due.

In addition, any payment by that subsidiary guarantor under a guarantee could be avoided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, a guarantor may be considered insolvent if:

•	the sum of its debts, including the value of contingent liabilities, was greater than the fair salable value of all of its assets; or

•	it could not pay its debts as they became due.

In the event the guarantee of the Notes of any series by a subsidiary guarantor is avoided as a fraudulent conveyance, holders of such Notes effectively would lose the ability to pursue their claims against the guarantor or would be subordinated to all indebtedness and other liabilities of that guarantor.

We cannot assure you that an active trading market will develop for any series of Notes.

Prior to this offering, there has been no public market for any series of Notes, and there is only a limited trading market for the Existing Notes. We do not intend to apply for listing of any series of Notes on any securities exchange. We have been advised by certain of the initial purchasers that they make a market in the Existing Notes and that they presently intend to make a market in each series of Notes after this offering is completed. However, they are not obligated to and the initial purchasers may cease their market-making activities at any time. In addition, the liquidity of any trading market for the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in the automotive industry or the macroeconomy. If an active market does not develop or is not maintained, the market price of the Notes may decline and you may not be able to resell the Notes.

There will be restrictions on your ability to resell the Notes.

The offer and sale of the Notes of each series have not been, and will not be, registered under the Securities Act, any state securities laws or the laws of any other jurisdiction. Absent such registration, each series of Notes may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and applicable state securities laws. See “Notice to Investors.”

Our credit ratings may not reflect the risks of investing in the Notes and any downgrade of our credit ratings generally may cause the trading price of the Notes to fall.

Each series of Notes will be rated by at least one nationally recognized statistical rating organization. The ratings of each series of Notes will primarily reflect such organization’s assessment of our financial strength and may change in accordance with changes in such assessment of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of each series of Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. If one or more rating agencies that rates the Notes reduces their rating in the future, or announces their intention to put any series of Notes on credit watch, the market price of the Notes could be harmed. Future downgrades of our credit ratings in general could also cause the trading price of the Notes to decrease which could lead to increased corporate borrowing costs for us.